Exhibit 10.1
Execution Copy
A$4,500,000,000
SYNDICATED FACILITY
SUBSCRIPTION AGREEMENT
dated as of
August 3, 2011
for Loan Notes of
AMERICAN EXPRESS CREDIT CORPORATION
CITISECURITIES LIMITED,
as Facility Agent
CITIBANK N.A., SYDNEY BRANCH,
COMMONWEALTH BANK OF AUSTRALIA,
NATIONAL AUSTRALIA BANK LIMITED,
and
WESTPAC BANKING CORPORATION,
as Mandated Lead Arrangers
and Bookrunners

i

ii

SCHEDULE 1.1(a)	Commitments and Applicable Lending Office
SCHEDULE 1.1(b)	Pricing Schedule
SCHEDULE 5.3	Existing Liens

EXHIBIT A	—	Form of Loan Note Deed Poll
EXHIBIT B	—	[Intentionally Omitted]
EXHIBIT C	—	[Intentionally Omitted]
EXHIBIT D	—	[Intentionally Omitted]
EXHIBIT E	—	Form of Opinion of David S. Carroll, Counsel of the Borrower
EXHIBIT F	—	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel for the Facility Agent
EXHIBIT G	—	Form of Assignment and Assumption Agreement
EXHIBIT H	—	Form of Notice of Borrowing

iii

          SUBSCRIPTION AGREEMENT dated as of August 3, 2011 among AMERICAN EXPRESS CREDIT CORPORATION, a Delaware corporation, as Borrower (the “Borrower”); CITIBANK N.A., SYDNEY BRANCH, COMMONWEALTH BANK OF AUSTRALIA, NATIONAL AUSTRALIA BANK LIMITED and WESTPAC BANKING CORPORATION (“Westpac”), as Mandated Lead Arrangers and Bookrunners (the “Mandated Lead Arrangers”); the BANKS listed on the signature pages hereof; and CITISECURITIES LIMITED (“Citisecurities”), as facility agent (in such capacity, the “Facility Agent”).
ARTICLE I
DEFINITIONS
          SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:
          “Acquired Company” means any company the capital stock of which is acquired by the Borrower or any of its Subsidiaries after the date of this Agreement.
          “Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Facility Agent and submitted to the Facility Agent (with a copy to the Borrower) duly completed by such Bank.
          “Applicable Lending Office” means, with respect to any Bank, its applicable lending office located at its address set forth in Schedule 1.1(a) or such other office as such Bank may hereafter designate as its Applicable Lending Office by notice to the Borrower and the Facility Agent.
          “Applicable Margin” means, at any time, a rate per annum determined in accordance with the Pricing Schedule.
          “Assignee” has the meaning set forth in Section 9.6(d).
          “Associate” has the meaning set forth in Section 128F(9) of the Tax Act.
          “Australian Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Sydney, Australia are authorized by law to close.
          “Australian Dollar Amount” means, at any time, (i) with respect to any Loan denominated in Australian Dollars, the outstanding principal amount thereof and (ii) with respect to any Loan denominated in U.S. Dollars or New Zealand Dollars, (a) in the case of a determination thereof in accordance with Section 3.2(c) on the occasion of any Borrowing, the Australian Dollar Equivalent thereof on the date of such Borrowing or (b) in all other cases, the Australian Dollar Equivalent of the outstanding principal amount thereof most recently determined by the Facility Agent pursuant to Section 2.17.
          “Australian Dollar Equivalent” means, on any date, (i) with respect to any amount of U.S. Dollars, the equivalent of such amount in Australian Dollars calculated on the basis of the Spot Rate AUD/USD on such date and (ii) with respect to any amount of New Zealand Dollars, the equivalent of such amount in Australian Dollars calculated on the basis of the Spot Rate AUD/NZD on such date.
          “Australian Dollar Loan” means a Loan that is denominated in Australian Dollars.
          “Australian Dollars” and “A$” mean the lawful currency of Australia.

          “Australian Withholding Tax” means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Tax Act.
          “AXP” means American Express Company, a New York corporation, and its successors.
          “Bank” means each of the Persons listed on Schedule 1.1(a) hereof as having a Commitment, each Person which becomes a Bank pursuant to Section 2.1(c) or 8.6, each Assignee which becomes a Bank pursuant to Section 9.6(d), and their respective successors.
          “Bank Bill Rate-Australia” means, for any Interest Period, (i) the rate per annum quoted as the average bid rate on the Reuters monitor system page BBSY (or any page that replaces that page) at or about 10:30 A.M. (Sydney time) on the first day of such Interest Period for a tenor equal to (or not more than two Business Days shorter or longer than) such Interest Period; or (ii) if no average bid rate is published for that tenor in accordance with clause (i) above, the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the respective rates (if two or more), as quoted to the Facility Agent at its request by each applicable Reference Bank for the purchase of bills of exchange accepted by that Reference Bank which have a tenor equal to (or no more than two Business Day shorter or longer than) such Interest Period and a principal amount equal to the amount of the relevant Loan at or about 10:30 A.M. (Sydney time) on such day; or (iii) if the Bank Bill Rate-Australia cannot be determined in accordance with clauses (i) or (ii) above, then the bid rate available to the Facility Agent at about 10:30 A.M. (Sydney time) on such day as conclusively determined in good faith by the Facility Agent having regard to comparable indices then available in the then current market for bank accepted bills of exchange having a tenor as described above.
          “Bank Bill Rate-New Zealand” means, for any Interest Period, (i) the rate per annum quoted as the average bid rate on the Reuters monitor system page BKBM (or any page that replaces that page) at or about 10:30 A.M. (New Zealand time) on the first day of such Interest Period for a tenor equal to (or not more than two Business Days shorter or longer than) such Interest Period; or (ii) if no average bid rate is published for that tenor in accordance with clause (i) above, the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the respective rates (if two or more), as quoted to the Facility Agent at its request by each applicable Reference Bank for the purchase of bills of exchange accepted by that Reference Bank which have a tenor equal to (or no more than two Business Day shorter or longer than) such Interest Period and a principal amount equal to the amount of the relevant Loan at or about 10:30 A.M. (New Zealand time) on such day; or (iii) if the Bank Bill Rate-New Zealand cannot be determined in accordance with clauses (i) or (ii) above, then the bid rate available to the Facility Agent at about 10:30 A.M. (New Zealand time) on such day as conclusively determined in good faith by the Facility Agent having regard to comparable indices then available in the then current market for bank accepted bills of exchange having a tenor as described above.
          “Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

          “BBR-AUS Loan” means a Loan that bears interest at a rate based upon Bank Bill Rate-Australia pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
          “BBR-NZ Loan” means a Loan that bears interest at a rate based upon Bank Bill Rate-New Zealand pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
          “Borrower” has the meaning set forth in the introduction hereto.
          “Borrowing” has the meaning set forth in Section 1.3.
          “Business Day” means (i) in respect of any BBR-AUS Borrowing or any notice or payment relating thereto, an Australian Business Day, (ii) in respect of any Euro-Dollar Borrowing or any notice or payment relating thereto, a Euro-Dollar Business Day and (iii) in respect of any BBR-NZ Borrowing or any notice or payment relating thereto, a New Zealand Business Day.
          “Citisecurities” has the meaning set forth in the introduction hereto.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans, Tranche B Loans or Tranche C Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment, Tranche B Commitment or Tranche C Commitment.
          “Closing Date” means the date on which the conditions specified in Section 3.1 are satisfied.
          “Commitment” means a Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, or any combination thereof (as the context requires).
          “Consolidated Subsidiary” means any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements, if such statements were prepared as of such date.
          “Credit Documents” means, collectively, this Agreement, the Loan Note Deed Poll and any Loan Note.
          “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Bank” means at any time, subject to Section 9.14, (i) any Bank that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Facility Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Facility Agent or the Borrower, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has, for three or more Business Days after written request of the Facility Agent or the Borrower, failed to confirm in writing to the Facility Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iii) upon the Facility Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company. Any good faith determination by the Facility Agent that a Bank is a Defaulting Bank under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 9.14) upon notification of such determination by the Facility Agent to the Borrower and the Banks.
          “Deposit Rate” means, for any Interest Period, the rate per annum determined by the Facility Agent to be the interbank deposit rate for such Interest Period as it appears on the Bloomberg Screen MMR Australia.
          “Deposit Rate Loan” means, at any time, a Loan that bears interest at a rate based on the Deposit Rate.
          “Earnings Available for Fixed Charges” means the net income of the Borrower for the applicable fiscal period determined in accordance with United States generally accepted accounting principles except that in determining such net income there shall be added thereto an amount equal to all Fixed Charges and income taxes of the Borrower for the applicable fiscal period, determined in accordance with generally accepted accounting principles.
          “Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
          “ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
          “Euro-Dollar Business Day” means any New York Business Day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.
          “Euro-Dollar Loan” means a Loan that bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
          “Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.7(b) on the basis of a London Interbank Offered Rate.
          “Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).
          “Event of Default” has the meaning set forth in Section 6.1.

          “Existing Subscription Agreement” means the First Amended and Restated Subscription Agreement dated as of August 7, 2007 among the Borrower; Citigroup Global Markets Australia Pty Limited and Westpac Banking Corporation, as Mandated Lead Arrangers; certain banks parties thereto and Citisecurities Limited, as Facility Agent.
          “Facility Agent” has the meaning set forth in the introduction hereto.
          “Facility Fee Rate” means, at any time, a rate per annum determined in accordance with the Pricing Schedule.
          “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the New York Business Day next succeeding such day, provided that (i) if such day is not a New York Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding New York Business Day as so published on the next succeeding New York Business Day, and (ii) if no such rate is so published on such next succeeding New York Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Facility Agent.
          “Final Termination Date” means August 3, 2016, or if any such date is not a Business Day, the immediately preceding Business Day.
          “Fitch” means Fitch Ratings Ltd.
          “Fixed Charges” means interest on indebtedness for borrowed money, amortization of discounts of indebtedness for borrowed money and rental charges for leased properties.
          “Granting Bank” has the meaning set forth in Section 9.6(g).
          “Group of Loans” means at any time a group of Loans of the same Class consisting of (i) all BBR-AUS Loans having the same Interest Period at such time, (ii) all Euro-Dollar Loans having the same Interest Period at such time and (iii) all BBR-NZ Loans having the same Interest Period at such time.
          “Indemnitee” has the meaning set forth in Section 9.3(c).
          “Interest Period” means: (1) with respect to each Loan made on the Closing Date, the period commencing on the Closing Date and ending on the date specified in the applicable Notice of Borrowing (such period to be no shorter than one day and no longer than 12 months) and agreed by the Borrower and the Facility Agent;
          (2) with respect to each Loan (other than Loans made on the Closing Date), the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter or, subject to the availability (as determined by all of the Banks) of deposits of corresponding maturity to the Banks in the London interbank market, nine or twelve months thereafter, as the Borrower may elect in the applicable notice (or such periods shorter than one month as may be agreed by the Borrower and the Facility Agent with the approval of the Required Banks); provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (c) below, be extended to the next succeeding Business Day, unless such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and
     (c) (i) if any Interest Period of a Tranche A Loan includes the Tranche A Termination Date, but does not end on such date, then such Tranche A Loan shall have an Interest Period ending on such date; (ii) if any Interest Period of a Tranche B Loan includes the Tranche B Termination Date, but does not end on such date, then such Tranche B Loan shall have an Interest Period ending on such date; and (iii) if any Interest Period of a Tranche C Loan includes the Tranche C Termination Date, but does not end on such date, then such Tranche C Loan shall have an Interest Period ending on such date; and
          (3) with respect to any Deposit Rate Loan, such periods of one week or more as the Facility Agent may from time to time select and notify the Borrower.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
          “Lien” means, with respect to any property or asset, (i) any mortgage, lien, pledge, charge, hypothec, security interest or encumbrance of any kind in respect of such property or asset or (ii) the interest of a vendor or lessor arising out of the acquisition or agreement to acquire such property or asset under any conditional sale agreement, capital lease, lease purchase agreement, sale and leaseback arrangement or other similar title retention agreement.
          “Loan” means a Tranche A Loan, Tranche B Loan or Tranche C Loan made pursuant to Section 2.1.
          “Loan Note” means a loan note issued by the Borrower under the Loan Note Deed Poll.
          “Loan Note Deed Poll” means a deed poll in respect of a Loan Note duly executed, sealed and delivered by the Borrower substantially in the form of Exhibit A, as from time to time amended or replaced.
          “Local Payment Office” means the office or account of the Facility Agent at or to which payments hereunder are to be made, which shall be, for each Specified Currency, the office identified beneath the name of the Facility Agent on the signature pages hereof or such other location as the Facility Agent may specify to the parties.
          “Local Time” means (i) in the case of any Loan in Australian Dollars or any notice or payment relating thereto, Sydney, Australia, time; (ii) in the case of any Loan in U.S. Dollars or any notice or prepayment relating thereto, New York City time and (iii) in the case of any Loan in New Zealand Dollars or any notice or payment relating thereto, Auckland, New Zealand, time.
          “London Interbank Offered Rate” means, for any Interest Period, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in U.S. Dollars are offered to each of the applicable Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          “Mandated Lead Arrangers” has the meaning set forth in the introduction hereto.
          “Material Plan” has the meaning set forth in Section 6.1(i).
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multi-employer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
          “New York Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.
          “New Zealand Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Auckland, New Zealand are authorized by law to close.
          “New Zealand Dollar Loan” means a Loan that is denominated in New Zealand Dollars.
          “New Zealand Dollars” and “NZ$” mean the lawful currency of New Zealand.
          “Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank.
          “Non-Recourse Receivables Transaction” means a sale, transfer, pledge, or assignment of accounts receivable in respect of which the transferee has expressly agreed that it has no recourse against the transferor or any of its affiliates.
          “Notice of Borrowing” has the meaning set forth in Section 2.2(a).
          “Notice of Interest Rate Election” has the meaning set forth in Section 2.10.
          “Offshore Associate” means an Associate which is (i) a non-resident of Australia and does not acquire, or would not acquire, the relevant Loan Notes and corresponding participations in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia, or (ii) a resident of Australia and which acquires, or would acquire the relevant Loan Notes and corresponding participations in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and which, in either case, is not acquiring the Loan Notes or receiving payment in the capacity of a dealer, manager or underwriter in relation to the placement of the Loan Notes or as a clearing house, custodian, funds manager or responsible entity of a registered scheme.
          “Other Taxes” has the meaning set forth in Section 8.4(a).
          “Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
          “Participant” has the meaning set forth in Section 9.6(b).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Plan” means at any time an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
          “Pricing Schedule” means Schedule 1.1(b) attached hereto.
          “Quarterly Dates” means each January 30, April 30, July 30, and October 30.
          “Reference Banks” means, (i) for the purpose of determining the London Interbank Offered Rate, Citibank, N.A., Barclays Bank PLC and The Royal Bank of Scotland plc; (ii) for the purpose of determining the Bank Bill Rate-Australia, Citibank, N.A., Westpac Banking Corporation, Commonwealth Bank of Australia and National Australia Bank and (iii) for the purpose of determining the Bank Bill Rate-New Zealand, Citibank, N.A., Westpac Banking Corporation, Commonwealth Bank of Australia and National Australia Bank.
          “Register” has the meaning set forth in Section 2.5(a).
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Required Banks” means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding at least 66-2/3% of the aggregate unpaid principal amount of the Loans.
          “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
          “Significant Subsidiary” means, at any time, any Subsidiary of the Borrower which, together with its Consolidated Subsidiaries, has consolidated assets at such time in excess of U.S.$1,000,000,000 and any one or more Subsidiaries of the Borrower that shall succeed to the ownership of all or substantially all of the property and assets of any of the foregoing Subsidiaries.
          “SPC” has the meaning set forth in Section 9.6(g).
          “Specified Currency” means Australian Dollars, U.S. Dollars or New Zealand Dollars.
          “Spot Rate AUD/NZD” means, on any date, the rate of exchange determined by the Facility Agent to be the spot rate of exchange for the purchase of Australian Dollars with New Zealand Dollars in the Sydney foreign exchange market at approximately 11:00 A.M. Sydney time on such date.
          “Spot Rate AUD/USD” means, on any date, the rate of exchange determined by the Facility Agent to be the spot rate of exchange for the purchase of Australian Dollars with U.S. Dollars in the Sydney foreign exchange market at approximately 11:00 A.M. Sydney time on such date.
          “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
          “Tax Act” means the Income Tax Assessment Act 1936 of Australia, as amended.
          “Taxes” has the meaning set forth in Section 8.4.
          “Total Commitments” means, at any time, the sum of the Commitments of all of the Banks.

          “Total Outstandings” means, at any time, the aggregate Australian Dollar Amount of all Loans then outstanding.
          “Tranche A Bank” means a Bank with a Tranche A Commitment.
          “Tranche A Commitment” means, with respect to any Tranche A Bank, its obligation to make Tranche A Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set forth opposite its name on Schedule 1.1(a), or, in the case of a Person which becomes a Tranche A Bank after the date hereof, the amount of the Tranche A Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Section 2.9, 2.11 or 9.6(d) or increased pursuant to Section 2.1(c) or 9.6(d).
          “Tranche A Loan” means a Loan made pursuant to Section 2.1(a)(i).
          “Tranche A Outstandings” means, at any time, the aggregate Australian Dollar Amount of all Tranche A Loans then outstanding.
          “Tranche A Revolving Credit Period” means the period from and including the Closing Date to but not including the Tranche A Termination Date.
          “Tranche A Termination Date” means August 3, 2014, or if any such date is not a Business Day, the immediately preceding Business Day.
          “Tranche B Bank” means a Bank with a Tranche B Commitment.
          “Tranche B Commitment” means, with respect to any Tranche B Bank, its obligation to make Tranche B Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set forth opposite its name on Schedule 1.1(a), or, in the case of a Person which becomes a Tranche B Bank after the date hereof, the amount of the Tranche B Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Section 2.9, 2.11 or 9.6(d) or increased pursuant to Section 2.1(c) or 9.6(d).
          “Tranche B Loan” means a Loan made pursuant to Section 2.1(a)(ii).
          “Tranche B Outstandings” means, at any time, the aggregate Australian Dollar Amount of all Tranche B Loans then outstanding.
          “Tranche B Revolving Credit Period” means the period from and including the Closing Date to but not including the Tranche B Termination Date.
          “Tranche B Termination Date” means August 3, 2016, or if any such date is not a Business Day, the immediately preceding Business Day.
          “Tranche C Bank” means a Bank with a Tranche C Commitment.
          “Tranche C Commitment” means, with respect to any Tranche C Bank, its obligation to make Tranche C Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set forth opposite its name on Schedule 1.1(a), or, in the case of a Person which becomes a Tranche C Bank after the date hereof, the amount of the Tranche C Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Section 2.9, 2.11 or 9.6(d) or increased pursuant to Section 2.1(c) or 9.6(d).
          “Tranche C Loan” means a Loan made pursuant to Section 2.1(a)(iii).
          “Tranche C Outstandings” means, at any time, the aggregate Australian Dollar Amount of all Tranche C Loans then outstanding.

          “Tranche C Revolving Credit Period” means the period from and including the Closing Date to but not including the Tranche C Termination Date.
          “Tranche C Termination Date” means August 3, 2016, or if any such date is not a Business Day, the immediately preceding Business Day.
          “TRS” means American Express Travel Related Services Company, Inc., a New York corporation, and its successors.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Bank Bill Rate-Australia, the Bank Bill Rate-New Zealand or the Euro-Dollar Rate.
          “U.S. Dollars and “U.S.$” mean lawful money of the United States.
          “U.S. Dollar Loan” means a Loan that is denominated in U.S. Dollars.
          “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.
          “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
          “Westpac” has the meaning set forth in the introduction hereto.
          “Wholly-Owned Subsidiary” means any Subsidiary of the Borrower at least 99% of the capital stock of which is owned by the Borrower or another Wholly-Owned Subsidiary of the Borrower.
          SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein with respect to the Borrower shall be interpreted, all accounting determinations hereunder with respect to the Borrower shall be made, and all financial statements required to be delivered hereunder by the Borrower shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Facility Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Facility Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of United States generally accepted accounting principles in effect immediately before the relevant change in such generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.
          SECTION 1.3. Classification of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class, the same Type (subject to Article VIII) and have the same initial Interest Period. Borrowings are classified and referred to for purposes of this Agreement by Class (e.g., a “Tranche A Borrowing”) or by Type (e.g., a “Euro-Dollar Borrowing”) or by Class and Type (e.g., a “Tranche A Euro-Dollar Borrowing”). Loans also may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “Euro-Dollar Loan”) or by Class and Type (e.g., a “Tranche A Euro-Dollar Loan”).

ARTICLE II
THE LOANS
          SECTION 2.1. Commitments.
          (a) Loans.
     (i) Tranche A Loans. From time to time prior to the Tranche A Termination Date, the Tranche A Banks severally agree, on the terms and conditions set forth in this Agreement, to make loans to the Borrower in either Australian Dollars or U.S. Dollars pursuant to this subsection from time to time, by subscribing for Loan Notes as hereinafter set forth; provided that the Tranche A Outstandings may not at any time exceed the Tranche A Commitments (without prejudice to the prepayment provisions of Section 2.17(a)). Each Tranche A Borrowing in Australian Dollars shall be in an aggregate principal amount of A$50,000,000 or any larger multiple of A$5,000,000 and each Tranche A Borrowing in U.S. Dollars shall be in an aggregate principal amount of U.S.$50,000,000 or any larger multiple of U.S.$5,000,000 (except that any such Borrowing may be in the then aggregate unused amount of the Tranche A Commitments). Each Tranche A Borrowing shall be made from the Tranche A Banks ratably in proportion to their respective Tranche A Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Tranche A Loans to the extent permitted by Section 2.12(a) and reborrow under this Section 2.1(a)(i) during the Tranche A Revolving Credit Period.
     (ii) Tranche B Loans. From time to time prior to the Tranche B Termination Date, the Tranche B Banks severally agree, on the terms and conditions set forth in this Agreement, to make loans to the Borrower in either Australian Dollars or U.S. Dollars pursuant to this subsection from time to time, by subscribing for Loan Notes as hereinafter set forth; provided that the Tranche B Outstandings may not at any time exceed the Tranche B Commitments (without prejudice to the prepayment provisions of Section 2.17(b)). Each Tranche B Borrowing in Australian Dollars shall be in an aggregate principal amount of A$50,000,000 or any larger multiple of A$5,000,000 and each Tranche B Borrowing in U.S. Dollars shall be in an aggregate principal amount of U.S.$50,000,000 or any larger multiple of U.S.$5,000,000 (except that any such Borrowing may be in the then aggregate unused amount of the Tranche B Commitments). Each Tranche B Borrowing shall be made from the Tranche B Banks ratably in proportion to their respective Tranche B Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Tranche B Loans to the extent permitted by Section 2.12(b) and reborrow under this Section 2.1(a)(ii) during the Tranche B Revolving Credit Period.
     (iii) Tranche C Loans. From time to time prior to the Tranche C Termination Date, the Tranche C Banks severally agree, on the terms and conditions set forth in this Agreement, to make loans to the Borrower in either Australian Dollars or New Zealand Dollars pursuant to this subsection from time to time, by subscribing for Loan Notes as hereinafter set forth; provided that the Tranche C Outstandings may not at any time exceed the Tranche C Commitments (without prejudice to the prepayment provisions of Section 2.17(c)). Each Tranche C Borrowing in Australian Dollars shall be in an aggregate principal amount of A$25,000,000 or any larger multiple of A$5,000,000 and each Tranche C Borrowing in New Zealand Dollars shall be in an aggregate principal amount of NZ$25,000,000 or any larger multiple of NZ$5,000,000 (except that any such Borrowing may be in the then aggregate unused amount of the Tranche C Commitments). Each Tranche C Borrowing shall be made from the Tranche C Banks ratably in proportion to their respective Tranche C Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Tranche C Loans to the extent permitted by Section 2.12(c) and reborrow under this Section 2.1(a)(iii) during the Tranche C Revolving Credit Period.
          (b) The Loan Notes.

     (i) The Borrower shall, prior to the date of the first Borrowing, sign and seal the Loan Note Deed Poll and provide it to the Facility Agent in escrow and, on the Closing Date sign, seal and deliver to the Facility Agent the Loan Note Deed Poll.
     (ii) The making of a Loan by a Bank on the occasion of the initial Borrowing in respect of a Bank shall be deemed to constitute the initial subscription by such Bank for Loan Notes, and upon the first receipt from a Bank of the proceeds of the initial Borrowing the Facility Agent shall release the Loan Note Deed Poll from escrow and date the Loan Note Deed Poll and the Borrower shall automatically be deemed to have delivered the Loan Note Deed Poll, and the making of Loans on the Closing Date shall be deemed to constitute subscription for Loan Notes under the Loan Note Deed Poll.
     (iii) On the date of the initial Borrowing from a Bank and on the Closing Date, the Borrower shall issue the Loan Notes to such Bank. The Loan Notes issued to each Bank shall, at any time, have an aggregate outstanding principal amount equal to the then aggregate outstanding principal amount of the Loans of such Bank; provided, that anything in this Agreement to the contrary notwithstanding, if at any time the aggregate outstanding principal amount of such Bank’s Loans is zero and any part of such Bank’s Commitment remains outstanding, the Borrower shall be indebted to such Bank for one Australian Dollar and the aggregate outstanding principal amount of such Loan Note shall be one Australian Dollar.
     (iv) Upon receipt from each Bank of the proceeds of its Loan constituting part of the initial Borrowing from it, and on the Closing Date, the Facility Agent shall enter in the Register the Loan Notes to be issued pursuant to clause (iii) above, which entry shall constitute issuance of the Loan Notes, and on the occasion of each subsequent Loan provided by such Bank, the Facility Agent shall amend the Register to reflect the revised principal amount outstanding.
     (v) The Borrower hereby agrees to comply with the terms of the Loan Note Deed Poll and the Loan Notes.
          (c) Additional Commitments. On or after the Closing Date, if no Default shall have occurred and be continuing at such time, the Borrower may, if it so elects, increase the aggregate amount of the Tranche A Commitments and the Tranche B Commitments (each tranche expressed in Australian Dollars), either by designating a Person not theretofore a Bank to become a Bank or by agreeing with an existing Bank that such Bank’s Tranche A Commitment and/or Tranche B Commitment shall be increased (which increase by any such existing Bank shall be at such existing Bank’s sole discretion). Upon execution and delivery by the Borrower and such Bank or other Person of an instrument of assumption in form reasonably satisfactory to the Facility Agent, such existing Bank shall have a Tranche A Commitment and/or Tranche B Commitment as therein set forth, or such other Person shall become a Bank with a Tranche A Commitment and/or Tranche B Commitment as therein set forth and all the rights and obligations of a Bank with such a Tranche A Commitment and/or Tranche B Commitment hereunder; provided that (i) the Borrower shall provide prompt notice of such increase to the Facility Agent, which shall promptly notify the other Banks and (ii) the amount of such increase, together with all other increases in the aggregate amount of the Tranche A Commitments and the Tranche B Commitments pursuant to this Section 2.1(c), does not exceed an aggregate amount of A$1,000,000,000. Upon any increase in the aggregate amount of the Tranche A Commitments pursuant to this Section 2.1(c), at the end of the then current Interest Period with respect to each Group of Tranche A Loans then outstanding, the Borrower shall prepay such Group in its entirety, and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall then reborrow Tranche A Loans from the Tranche A Banks in proportion to their respective Tranche A Commitments after giving effect to such increase, until such time as all outstanding Tranche A Loans are held by the Tranche A Banks in such proportion. Upon any increase in the aggregate amount of the Tranche B Commitments pursuant to this Section 2.1(c), at the end of the then current Interest Period with respect to each Group of Tranche B Loans then outstanding, the Borrower shall prepay such Group in its entirety, and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall then reborrow Tranche B Loans from the Tranche B Banks in proportion to their respective Tranche B Commitments after giving effect to such increase, until such time as all outstanding Tranche B Loans are held by the Tranche B Banks in such proportion.
          SECTION 2.2. Notice of Borrowing. (a) In the case of any Borrowing, the Borrower shall give the Facility Agent notice by delivering a notice of borrowing substantially in the form of Exhibit H hereto (a “Notice of Borrowing”) not later than 10:30 A.M. (Local Time) on the third Business Day (or, except for the Loans to be made on the Closing Date, if an Interest Period of nine or twelve months or an Interest Period of shorter than one month is elected, the fifth Business Day) before such Borrowing, specifying:
     (i) the date of such Borrowing, which shall be a Business Day;
     (ii) the Specified Currency in which such Borrowing is to be made,
     (iii) the aggregate amount of such Borrowing;
     (iv) the Class of such Borrowing;
     (v) the Type of such Borrowing; and
     (vi) the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
          (b) If the Borrower requests an Interest Period of 9 or 12 months, or an Interest Period shorter than one month, the Facility Agent will determine, in accordance with the definition of “Interest Period” herein, whether an Interest Period of such duration will be available, and will promptly notify the Borrower and the Banks of such determination.
          SECTION 2.3. [Intentionally Omitted].
          SECTION 2.4. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Facility Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
          (b) Not later than 12:00 Noon (Local Time) on the date of each Borrowing each Bank shall make available its share of such Borrowing (i) in the case of a Borrowing in Australian Dollars, in funds immediately available in Sydney, Australia, (ii) in the case of a Borrowing in U.S. Dollars, in Federal or other funds immediately available in New York City, or (iii) in the case of a Borrowing in New Zealand Dollars, in funds immediately available in Auckland, New Zealand, in each case to the Facility Agent at the Local Payment Office. Unless the Facility Agent determines that any applicable condition specified in Article III has not been satisfied, the Facility Agent will make the funds so received from the Banks available to the Borrower at the Local Payment Office or at such other place as the Borrower and the Facility Agent may agree.
          (c) Unless the Facility Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Facility Agent such Bank’s share of such Borrowing, the Facility Agent may assume that such Bank has made such share available to the Facility Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Facility Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Facility Agent, such Bank and the Borrower severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Facility Agent, at (i)

in the case of Loans and Borrowings in Australian Dollars or New Zealand Dollars, a rate per annum equal to the cost to the Facility Agent of funding such Loans and Borrowings determined in accordance with its normal practice, and (ii) in the case of Loans and Borrowings in U.S. Dollars, the Federal Funds Rate. If such Bank shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.
          SECTION 2.5. Registry. (a) The Facility Agent shall establish and maintain a register (the “Register”) on which it will inscribe the following information in respect of each Loan Note: (i) its issue date and outstanding principal amount; (ii) the name and address of the owner Bank; (iii) the account or address of the Facility Agent to which payments are to be made for the ratable account of the owner Bank; and (iv) details of all transfers or assignments, advances, repayments, prepayments of all or part of the Loan Notes. Each Bank shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder.
     (b) The Borrower and the Facility Agent shall recognize the Bank whose name appears in the Register as the absolute owner of the Loan Notes inscribed in its name on the Register without regard to any other record or instrument. No notice of any trust or other interest in any Loan Note will be entered on the Register. Neither the Borrower nor the Facility Agent need take notice of any other interest in, or claim to, any Loan Note, except as ordered by a court of competent jurisdiction or required by law. The Register will be conclusive as to title to a Loan Note, subject to rectification for fraud or error.
          SECTION 2.6. Maturity of Loans. (a) Each Tranche A Loan made by any Tranche A Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Tranche A Termination Date in accordance with the Loan Note Deed Poll and the Loan Note issued to such Tranche A Bank.
          (b) Each Tranche B Loan made by any Tranche B Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Tranche B Termination Date in accordance with the Loan Note Deed Poll and the Loan Note issued to such Tranche B Bank.
          (c) Each Tranche C Loan made by any Tranche C Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Tranche C Termination Date in accordance with the Loan Note Deed Poll and the Loan Note issued to such Tranche C Bank.
          SECTION 2.7. Interest Rates. (a) In accordance with the Loan Note Deed Poll and the Loan Notes, each Loan denominated in Australian Dollars shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such Loan for such day plus the Bank Bill Rate-Australia applicable to such Interest Period, payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
          (b) In accordance with the Loan Note Deed Poll and the Loan Notes, each Loan denominated in U.S. Dollars shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such Loan for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
          (c) In accordance with the Loan Note Deed Poll and the Loan Notes, each Loan denominated in New Zealand Dollars shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such Loan for such day plus the Bank Bill Rate-New Zealand applicable to such

Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
          (d) Any overdue principal of or interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 1% per annum plus the Applicable Margin for such Loan for such day plus the average (rounded upward, if necessary, to the next higher 1/16 of 1% per annum) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Facility Agent may select) deposits in Australian Dollars (in the case of BBR-AUS Loans), U.S. Dollars (in the case of Euro-Dollar Loans) or New Zealand Dollars (in the case of BBR-NZ Loans) in an amount approximately equal to such overdue payment due to each of the applicable Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above and (ii) the sum of 1% per annum plus the Applicable Margin for such Loan for such day plus the Bank Bill Rate-Australia (in the case of BBR-AUS Loans), the London Interbank Offered Rate (in the case of Euro-Dollar Loans) or the Bank Bill Rate-New Zealand (in the case of BBR-NZ Loans) applicable to such Loan at the date such payment was due.
          (e) The Facility Agent shall determine each interest rate applicable to the Loans hereunder. The Facility Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
          (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Facility Agent as contemplated by this Section. If any applicable Reference Bank does not furnish a timely quotation, the Facility Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining applicable Reference Bank or Banks, or, if none of such quotations is available on a timely basis, the provisions of Section 8.1 shall apply.
          (g) Anything herein to the contrary notwithstanding, each Loan that is a Deposit Rate Loan shall bear interest, for the period from the date it becomes a Deposit Rate Loan until such Loan ceases to be a Deposit Rate Loan or is paid in full, for each Interest Period relating thereto, at a rate equal to the sum of the Applicable Margin for such Loan for such Interest Period plus the Deposit Rate, such interest to be payable on the last day of each Interest Period relating thereto and upon payment of such Loan in full.
          SECTION 2.8. Fees. (a) The Borrower shall pay to the Facility Agent for the account of the Tranche A Banks ratably a facility fee at the Facility Fee Rate for the Tranche A Loans. Such facility fee shall accrue (i) from and including the Closing Date to but excluding the date of termination of the Tranche A Commitments in their entirety, on the daily aggregate amount of the Tranche A Commitments (whether used or unused) and (ii) without prejudice to the terms of Sections 2.6(a) or 2.7 or the Loan Notes, from and including such date of termination to but excluding the date the Tranche A Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Tranche A Loans. Accrued fees under this subsection shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Tranche A Commitments in their entirety (and, if later, each date on which the Tranche A Loans to the Borrower shall be repaid in their entirety).
          (b) The Borrower shall pay to the Facility Agent for the account of the Tranche B Banks ratably a facility fee at the Facility Fee Rate for the Tranche B Loans. Such facility fee shall accrue (i) from and including the Closing Date to but excluding the date of termination of the Tranche B Commitments in their entirety, on the daily aggregate amount of the Tranche B Commitments (whether used or unused) and (ii) without prejudice to the terms of Sections 2.6(b) or 2.7 or the Loan Notes, from and including such date of termination to but excluding the date the Tranche B Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Tranche B Loans. Accrued fees under this subsection shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Tranche B Commitments in their entirety (and, if later, each date on which the Tranche B Loans to the Borrower shall be repaid in their entirety).

          (c) The Borrower shall pay to the Facility Agent for the account of the Tranche C Banks ratably a facility fee at the Facility Fee Rate for the Tranche C Loans. Such facility fee shall accrue (i) from and including the Closing Date to but excluding the date of termination of the Tranche C Commitments in their entirety, on the daily aggregate amount of the Tranche C Commitments (whether used or unused) and (ii) without prejudice to the terms of Sections 2.6(c) or 2.7 or the Loan Notes, from and including such date of termination to but excluding the date the Tranche C Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Tranche C Loans. Accrued fees under this subsection shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Tranche C Commitments in their entirety (and, if later, each date on which the Tranche C Loans to the Borrower shall be repaid in their entirety).
          (d) Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, such Defaulting Bank will not be entitled to any fees accruing during such period pursuant to this Section 2.8 (without prejudice to the rights of the Non-Defaulting Banks in respect of such fees).
          SECTION 2.9. Optional Termination or Reduction of Commitments. (a) During the Tranche A Revolving Credit Period, the Borrower may, upon at least three Business Days’ notice to the Facility Agent, (i) terminate the Tranche A Commitments at any time, if no Tranche A Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of A$100,000,000 or a larger multiple of A$10,000,000, the aggregate amount of the Tranche A Commitments in excess of the aggregate outstanding principal amount of the Tranche A Loans.
          (b) During the Tranche B Revolving Credit Period, the Borrower may, upon at least three Business Days’ notice to the Facility Agent, (i) terminate the Tranche B Commitments at any time, if no Tranche B Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of A$100,000,000 or a larger multiple of A$10,000,000, the aggregate amount of the Tranche B Commitments in excess of the aggregate outstanding principal amount of the Tranche B Loans.
          (c) During the Tranche C Revolving Credit Period, the Borrower may, upon at least three Business Days’ notice to the Facility Agent, (i) terminate the Tranche C Commitments at any time, if no Tranche C Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of A$50,000,000 or a larger multiple of A$5,000,000, the aggregate amount of the Tranche C Commitments in excess of the aggregate outstanding principal amount of the Tranche C Loans.
          (d) The Borrower may terminate the unused amount of the Commitment of a Defaulting Bank upon not less than three Business Days’ prior notice to the Facility Agent (which will promptly notify the Banks thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Facility Agent or any Bank may have against such Defaulting Bank.
          SECTION 2.10. Method of Electing Interest Periods. (a) The Borrower will select the duration of each Interest Period by delivering a notice (a “Notice of Interest Rate Election”) to the Facility Agent not later than 10:30 A.M. (Local Time) on the third Business Day (or, if an Interest Period of nine or twelve months or an Interest Period shorter than one month is elected, the fifth Business Day) before the first day of such Interest Period. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each: (A) for Tranche A Loans, A$50,000,000 or U.S.$50,000,000, as applicable, or any larger multiple of A$5,000,000 or U.S.$5,000,000, as applicable, (B) for Tranche B Loans, A$50,000,000 or U.S.$50,000,000, as applicable, or any larger multiple of A$5,000,000 or U.S.$5,000,000, as applicable, and (C) for Tranche C

Loans, A$25,000,000 or NZ$25,000,000, as applicable, or any larger multiple of A$5,000,000 or NZ$5,000,000, as applicable.
          (b) Each Notice of Interest Rate Election shall specify (i) the Group of Loans (or portion thereof) to which such notice applies and (ii) the duration of the next succeeding Interest Period. Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Facility Agent shall promptly notify each Bank of the contents thereof, and such notice shall not thereafter be revocable by the Borrower (subject, however, to determinations by the Banks or the Required Banks in the case of Interest Periods of nine months or twelve months or of shorter than one month).
          SECTION 2.11. Mandatory Termination and Reduction of Commitments. (a) The Tranche A Commitments shall terminate on the Tranche A Termination Date and any Tranche A Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
          (b) The Tranche B Commitments shall terminate on the Tranche B Termination Date and any Tranche B Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
          (c) The Tranche C Commitments shall terminate on the Tranche C Termination Date and any Tranche C Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
          (d) If at any date prior to the Final Termination Date, AXP shall cease to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of TRS, or AXP and TRS shall cease together to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of the Borrower and American Express Overseas Credit Corporation Limited, then (i) the Commitments shall terminate on such date, without any requirement of notice or other action by any party hereto, and the Borrower shall no longer be entitled to borrow hereunder and (ii) each outstanding Loan shall mature, and shall be due and payable, together with accrued interest thereon, on the earlier of the last day of the then current Interest Period (if any) applicable thereto and the ninetieth (90th) day after such date when AXP or TRS (as the case may be) shall cease to own such shares as provided above.
          (e) The Borrower shall forthwith notify the Facility Agent and each Bank of any event described in subsection (d) above.
          SECTION 2.12. Optional Prepayments. (a) With respect to Tranche A Loans, subject to Section 2.14, the Borrower may (i) upon at least three Business Days’ notice to the Facility Agent, prepay any Group of BBR-AUS Loans, in each case in whole or from time to time in part, in amounts aggregating A$5,000,000 or any larger multiple of A$500,000, or (ii) upon at least three Business Days’ notice to the Facility Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating U.S.$5,000,000 or any larger multiple of U.S.$500,000, in each case by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Tranche A Loans of the several Tranche A Banks ratably.
          (b) With respect to Tranche B Loans, subject to Section 2.14, the Borrower may (i) upon at least three Business Days’ notice to the Facility Agent, prepay any Group of BBR-AUS Loans, in each case in whole or from time to time in part, in amounts aggregating A$5,000,000 or any larger multiple of A$500,000, or (ii) upon at least three Business Days’ notice to the Facility Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating U.S.$5,000,000 or any larger multiple of U.S.$500,000, in each case by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Tranche B Loans of the several Tranche B Banks ratably.
          (c) With respect to Tranche C Loans, subject to Section 2.14, the Borrower may (i) upon at least three Business Days’ notice to the Facility Agent, prepay any Group of BBR-AUS Loans, in each case in whole or from time to time in part, in amounts aggregating A$2,500,000 or any larger multiple of A$250,000, or (ii) upon at least three Business Days’ notice to the Facility Agent, prepay any Group of BBR-NZ Loans, in each case in whole at any time, or from time to time in part in amounts aggregating NZ$2,500,000 or any larger multiple of NZ$250,000, in each case by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Tranche C Loans of the several Tranche C Banks ratably.
          (d) Upon receipt of a notice of prepayment pursuant to this Section, the Facility Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.
          SECTION 2.13. General Provisions as to Payments.
          (a) All payments of principal of and interest on any Loan made in each Specified Currency shall be made in such Specified Currency.
          (b) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than (x) in the case of payments in Australian Dollars, by 12:00 Noon (Local Time), (y) in the case of payments in respect of Loans in U.S. Dollars by 12:00 Noon (Local Time) or (z) in the case of payments in respect of Loans in New Zealand Dollars by 12:00 Noon (Local Time), on the date when due, (i) in the case of payments in Australian Dollars, in funds immediately available in Sydney, Australia, (ii) in the case of payments in U.S. Dollars, in Federal or other funds immediately available in New York City and (iii) in the case of payments in New Zealand Dollars, in funds immediately available in Auckland, New Zealand. The Facility Agent will promptly distribute each payment of principal and interest received by the Facility Agent in respect of any Class for the account of the Banks comprising such Class their ratable share thereof. Whenever any payment of principal of, or interest on, the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day.
          (c) Unless the Facility Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to any of the Banks hereunder that the Borrower will not make such payment in full, the Facility Agent may assume that the Borrower has made such payment in full to the Facility Agent on such date, and the Facility Agent may, in reliance upon such assumption, cause to be distributed to such Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, such Bank shall repay to the Facility Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Facility Agent, at a rate per annum equal to the cost to the Facility Agent of funding such amount determined in accordance with its normal practice.
          (d) All payments made by the Borrower under the Credit Documents shall be made without set-off, deduction or counterclaim.
          SECTION 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Loan or if any Loan is converted (pursuant to Article II, VI or VIII or otherwise, but excluding Section 8.2), in each case on any day other than the last day of an Interest Period applicable thereto or the last day of an applicable period fixed pursuant to Section 2.7(d), or if the Borrower fails to borrow, prepay, convert or continue any Loan after notice has been given to any Bank in accordance with Section 2.4(a), 2.12(d) or 2.10(c), the Borrower shall reimburse each affected Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in such Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
          SECTION 2.15. Computation of Interest and Fees. Interest based on the Bank Bill Rate-Australia or the Bank Bill Rate-New Zealand shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day), and interest based on the Euro-Dollar Rate, interest on Deposit Rate Loans and all fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
          SECTION 2.16. Regulation D Compensation. In accordance with the Loan Note Deed Poll and the Loan Notes, a Bank may require the Borrower to pay, contemporaneously with each payment of interest on Euro-Dollar Loans, additional interest on each Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Facility Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this subsection.
          SECTION 2.17. Currency Translations. (a) The Australian Dollar Amount of each Tranche A Loan in U.S. Dollars shall be determined by the Facility Agent (i) on the date of borrowing, as to each such Tranche A Loan borrowed on such date and (ii) on the last day of each Interest Period, as to each such Tranche A Loan outstanding on such date. If after giving effect to any such determination pursuant to the preceding sentence, the aggregate Australian Dollar Amount of the Tranche A Loans exceeds an amount equal to 105% of the original Australian Dollar Amount thereof, the Borrower shall, in accordance with the Loan Note Deed Poll and the Loan Notes, prepay such principal amount (together with accrued interest thereon) of the outstanding Tranche A Loans, if any Tranche A Loans are then outstanding, as may be necessary to eliminate such excess. Such prepayment shall be made at the end of the then current Interest Period applicable thereto.
          (b) The Australian Dollar Amount of each Tranche B Loan in U.S. Dollars shall be determined by the Facility Agent (i) on the date of borrowing, as to each such Tranche B Loan borrowed on such date and (ii) on the last day of each Interest Period, as to each such Tranche B Loan outstanding on such date. If after giving effect to any such determination pursuant to the preceding sentence, the aggregate Australian Dollar Amount of the Tranche B Loans exceeds an amount equal to 105% of the original Australian Dollar Amount thereof, the Borrower shall, in accordance with the Loan Note Deed Poll and the Loan Notes, prepay such principal amount (together with accrued interest thereon) of the outstanding Tranche B Loans, if any Tranche B Loans are then outstanding, as may be necessary to eliminate such excess. Such prepayment shall be made at the end of the then current Interest Period applicable thereto.
          (c) The Australian Dollar Amount of each Tranche C Loan in New Zealand Dollars shall be determined by the Facility Agent (i) on the date of borrowing, as to each such Tranche C Loan borrowed on such date and (ii) on the last day of each Interest Period, as to each such Tranche C Loan outstanding on such date. If after giving effect to any such determination pursuant to the preceding sentence, the aggregate Australian Dollar Amount of the Tranche C Loans exceeds an amount equal to 105% of the original Australian Dollar Amount thereof, the Borrower shall, in accordance with the Loan Note Deed Poll and the Loan Notes, prepay such principal amount (together with accrued interest thereon) of the outstanding Tranche C Loans, if any Tranche C Loans are then outstanding, as may be necessary to eliminate such excess. Such prepayment shall be made at the end of the then current Interest Period applicable thereto.
          SECTION 2.18. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Borrower under any of the Credit Documents in the currency expressed to be payable herein or under the Loan Notes (the “relevant currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Facility Agent could purchase the relevant currency with such other currency at the Facility Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Bank or the Facility Agent under any of the Credit Documents shall, notwithstanding any judgment in a currency other than the relevant currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Facility Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Facility Agent (as the case may be) may in accordance with normal banking procedures purchase the relevant currency with such other currency; if the amount of the relevant currency so purchased is less than the sum originally due to such Bank or the Facility Agent, as the case may be, in the relevant currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Facility Agent, as the case may be, against such loss, and if the amount of the relevant currency so purchased exceeds (a) the sum originally due to any Bank or the Facility Agent, as the case may be, in the relevant currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 9.4, such Bank or the Facility Agent, as the case may be, agrees to remit such excess to the Borrower.
          SECTION 2.19. Public Offer Within s128F. (a) The Mandated Lead Arrangers severally represent and warrant to the Borrower that (i) on behalf of the Borrower they have made invitations for the subscription of Loan Notes and corresponding participations (in a form agreed with the Borrower) to at least ten Persons, each of whom the officers of the Mandated Lead Arrangers involved in the transactions contemplated hereby on a day to day basis believe carries on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, for the purposes of s128F(3)(a)(i) of the Tax Act, and each of whom has been disclosed to the Borrower; and (ii) the Mandated Lead Arrangers have not made, and the Mandated Lead Arrangers severally undertake that they will not make, offers or invitations referred to in clause (i) above to Persons whom such officers are aware or reasonably believe are Offshore Associates of the Borrower or are Associates of any of the other offerees.
          (b) The Borrower confirms that none of the potential offerees whose names were disclosed to it by the Mandated Lead Arrangers prior to the date of this Agreement was known or suspected by it to be an Offshore Associate of the Borrower or an Associate of any other such offeree and it will immediately advise the Mandated Lead Arrangers and the Facility Agent if any of the parties disclosed to it by the Mandated Lead Arrangers or the Facility Agent is known or suspected by it to be an Offshore Associate of the Borrower or an Associate of any other such offeree.
          (c) Each Bank listed in Schedule 1.1(a) represents and warrants to the Borrower that it is, and at the time it acquires Loan Notes will be, carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.
          (d) The Mandated Lead Arrangers will provide (and in connection with any Loan Notes held by or issued to it, each Bank will provide) to the Borrower when reasonably requested by the Borrower any factual information in its possession or which it is reasonably able to provide to assist the Borrower to demonstrate (based upon tax advice received by the Borrower) that the public offer test under

s128F of the Tax Act has been satisfied in relation to such Loan Notes and that s128F applies to interest paid by the Borrower in relation to such Loan Notes notwithstanding s128F(6) of the Tax Act, when to do so will not in such Mandated Lead Arranger’s or Bank’s reasonable opinion breach any law or regulation or any duty of confidence.
          (e) The parties hereto confirm and agree that the transactions contemplated by this Agreement constitute, for all purposes of the law of the State of New York and the laws of the United States, a commercial loan transaction, and that neither the Loans nor the Loan Notes are intended to be securities for purposes of the United States Securities Act of 1933 or any other securities laws of the United States or of any State thereof.
          (f) Except as expressly set forth in this Section 2.19, none of the Mandated Lead Arrangers, in their capacities as such, shall have any obligation, liability or responsibility whatsoever, or shall make any representation or warranty whatsoever, under or in connection with any of the Credit Documents or the transactions contemplated thereby.
          SECTION 2.20. Reliquefication Bills. (a) The Borrower irrevocably and for value authorizes each Bank (at the option of such Bank) from time to time to prepare reliquefication bills of exchange in relation to any Loan of such Bank denominated in Australian Dollars (each, a “Reliquefication Bill”) and to sign them as drawer or endorser in the name of and on behalf of the Borrower. The total face amount of all Reliquefication Bills prepared by any Bank and outstanding in relation to any Loan must not at any time exceed the principal amount of such Loan plus the total interest on such Loan for the relevant Interest Period. Each Reliquefication Bill must mature on or before the last day of any relevant Interest Period. Each Bank may realize or deal with any Reliquefication Bill prepared by it according to its own discretion.
          (b) Each Bank shall indemnify the Borrower on demand against all liabilities, costs and expenses incurred by the Borrower by reason of its being a party to a Reliquefication Bill prepared by such Bank; provided, however, that such indemnification shall not affect any obligation of the Borrower hereunder or under the Loan Note Deed Poll.
          (c) If a Reliquefication Bill is presented to the Borrower by a Bank and the Borrower discharges it by payment, the amount of that payment will be deemed to have been applied against amounts payable to such Bank.
          (d) The Borrower will not be required to gross up, indemnify or make any payment (including payments required under Section 8.4) above the face amount of a Reliquefication Bill in connection with any Bank’s preparation of such Reliquefication Bill.
ARTICLE III
CONDITIONS
          SECTION 3.1. Closing. This Agreement shall become effective, and the closing hereunder shall occur, upon receipt by the Facility Agent of the following documents, each dated the Closing Date unless otherwise indicated:
          (a) this Agreement, duly executed by each of the parties hereto, and the Loan Note Deed Poll, duly executed by the Borrower and delivered to the Facility Agent in escrow;
          (b) an opinion of David S. Carroll, Counsel of the Borrower, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Facility Agent may reasonably request;

          (c) an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Facility Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Facility Agent may reasonably request, and an opinion of Allens Arthur Robinson, special Australian counsel for the Facility Agent, covering such matters relating to the transactions contemplated hereby as the Facility Agent may reasonably request;
          (d) all documents the Facility Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Credit Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Facility Agent;
          (e) evidence satisfactory to the Facility Agent that the Borrower is a registered foreign company in Australia;
          (f) for each Bank, a letter (which letter may consist of the Notice of Borrowing referenced in clause (g) below) from the Borrower dated at least three Business Days prior to the Closing Date containing break funding indemnification language in favor of such Bank in case the Closing Date does not occur on the date notified to such Bank by the Borrower;
          (g) evidence satisfactory to the Facility Agent that the outstanding principal amount of and interest on the “Loans” under, and as defined in, and all other amounts owing under or in respect of, the Existing Subscription Agreement to any “Bank” thereunder, shall have been (or shall simultaneously be) paid in full, and all commitments to extend credit thereunder shall have been terminated, in each case in a manner satisfactory to the Facility Agent. To effect the foregoing payment, the Borrower shall be deemed to have borrowed Loans from the Banks and the Banks shall be deemed to have made Loans to the Borrower, and each Bank that is not a “Bank” under the Existing Subscription Agreement and each Bank whose aggregate outstanding principal amount of Loans to be made pursuant to this clause (g) is greater than such Bank’s aggregate outstanding principal amount of “Loans” under the Existing Subscription Agreement shall have funded Loans, so that after giving effect to such deemed and/or funded Loans, the Loans described in the Notice of Borrowing delivered by the Borrower to the Facility Agent as required by Section 2.2 for the Borrowings on the Closing Date shall be held by the respective Banks ratably in accordance with the amounts of their respective Commitments; and
          (h) evidence satisfactory to the Facility Agent that the Borrower shall have paid all fees and expenses due and payable as of or before the Closing Date to the Facility Agent and the Banks.
The Facility Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
          SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan by subscribing to Loan Notes on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
     (a) the fact that the Closing Date shall have occurred on or prior to August 31, 2011;
     (b) receipt by the Facility Agent of a Notice of Borrowing as required by Section 2.2;
     (c) the fact that, immediately after such Borrowing, (i) the Total Outstandings will not exceed the Total Commitments; (ii) if such Borrowing is a Tranche A Borrowing, the Tranche A Outstandings will not exceed the Tranche A Commitments; (iii) if such Borrowing is a Tranche B Borrowing, the Tranche B Outstandings will not exceed the Tranche B Commitments and (iv) if such Borrowing is a Tranche C Borrowing, the Tranche C Outstandings will not exceed the Tranche C Commitments;

     (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
     (e) the fact that the representations and warranties of the Borrower contained in Sections 4.1 through 4.4(a) and 4.6 through 4.12 shall be true and correct on and as of the date of such Borrowing as if made on and as of such date.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d) and (e) of this Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants that:
          SECTION 4.1. Corporate Existence and Power. The Borrower and each of its Significant Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has qualified as a foreign corporation in each other jurisdiction where the failure so to qualify would have a material adverse effect on its business or properties, and the Borrower has all corporate powers required to carry on its business as now conducted and to enter into and carry out the transactions contemplated by the Credit Documents.
          SECTION 4.2. Corporate and Government Authorization. The execution, delivery and performance by the Borrower of the Credit Documents have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute a default under (a) the certificate of incorporation or by-laws of the Borrower or (b) any law or regulation applicable to the Borrower or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any material asset of the Borrower.
          SECTION 4.3. Binding Effect. This Agreement and the Loan Note Deed Poll constitute valid, binding and enforceable obligations of the Borrower and the Loan Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid, binding and enforceable obligations of the Borrower.
          SECTION 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
          (b) Since December 31, 2010, there has been no change in the business, financial position or results of operations of the Borrower which would have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement and its Loan Notes.
          SECTION 4.5. Litigation; Defaults. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Significant Subsidiaries before any court or arbitration tribunal or any governmental department, administrative agency or instrumentality, which, in the case of actions, suits or proceedings pending or threatened, is likely to, or, in the case of actions, suits or proceedings affecting the Borrower or any of its Significant Subsidiaries, will, materially adversely affect the ability of the Borrower to perform its obligations under the Credit Documents in accordance with their terms. The Borrower and its Significant Subsidiaries are not in default in any respect which is likely to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries with respect to any law, rule, regulation order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to the Borrower or any of its Significant Subsidiaries.
          SECTION 4.6. Taxes. The Borrower and its Significant Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are not required to be paid by reason of the provisions of Section 5.2. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of any taxes or other governmental charges are, in the opinion of the Borrower, adequate in the aggregate.
          SECTION 4.7. Patents, Trademarks, etc. The Borrower and its Significant Subsidiaries own and possess such patents, trademarks, service marks, trade names, copyrights, or rights in any thereof, as in the aggregate are adequate in the judgment of the Borrower for the conduct of the business of the Borrower and its Significant Subsidiaries as now conducted.
          SECTION 4.8. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the applicable minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan (except as otherwise permitted under ERISA or the Internal Revenue Code) and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code, and does not have any present liability to the PBGC under Title IV of ERISA or any withdrawal liability to any Plan under Title IV of ERISA.
          SECTION 4.9. Investment Company Act. The Borrower is not, and immediately after the application of the proceeds of each Loan hereunder will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          SECTION 4.10. Compliance with Laws. The Borrower and its Significant Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations, except where a lack of compliance therewith could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of the Credit Documents. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of itself and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the terms of the Credit Documents.
          SECTION 4.11. Full Disclosure. All information heretofore furnished by the Borrower to the Facility Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Facility Agent or any Bank hereunder will be, true and accurate in all material respects on the date as of which such information is stated or certified and such information does not contain and will not contain any untrue statement of a material fact and such information does not omit and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Facility Agent and each Bank in writing any and all facts known to the Borrower which could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of the Credit Documents.
          SECTION 4.12. Margin Regulations. The proceeds of the Loans made under this Agreement to the Borrower will be used by it for its general corporate purposes. None of such proceeds will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
ARTICLE V
COVENANTS
          The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under the Credit Documents by the Borrower remains unpaid:
     SECTION 5.1. Information. The Borrower will deliver to each of the Banks:
     (a) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower and the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements and consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;
     (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such consolidated statements of income and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;
     (c) as soon as practicable after the filing thereof, copies of all filings on Form 8-K which the Borrower shall have filed with the Securities and Exchange Commission;
     (d) forthwith upon the occurrence of any Default, a certificate of the Chairman, President, any Vice President or Treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
     (e) simultaneously with the delivery by the Borrower of each set of financial statements and each report referred to in clauses (a) and (b) above and clause (k) below, a certificate of the chief financial officer, the Treasurer or the Comptroller of the Borrower stating whether there exists on the date of such certificate any Default and, if any Default then exists, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;
     (f) simultaneously with the delivery of the consolidated financial statements of the Borrower and its Consolidated Subsidiaries referred to in clause (a) above, a statement of the firm of independent public accountants which audited such financial statements to the effect that in the course of their audit of such financial statements nothing has come to their attention to lead them to believe that there exists any Default, it being understood that the examination of such accountants cannot be relied upon to give them knowledge of any Default;
     (g) promptly upon the mailing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its shareholders;
     (h) promptly upon the filing thereof, copies of all registration statements and periodic reports which the Borrower shall have filed with the Securities and Exchange Commission;
     (i) promptly after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; provided that the Borrower shall have no obligation under this subsection (i) to deliver a notice relating to a Multi-employer Plan unless it has knowledge that such notice has been given or is required to be given or has been received, as specified in clause (i), (ii) or (iii) above;
     (j) prompt written notice of any of the actions, suits, proceedings, judgments, orders, awards or decrees referred to in Section 4.5 if the Borrower is not at the time subject to the reporting requirements of the Securities Exchange Act of 1934, as amended; and
     (k) from time to time such additional information regarding the financial position or business of the Borrower or any of its Significant Subsidiaries as the Facility Agent, at the request of any Bank, may reasonably request.
     SECTION 5.2. Corporate Existence; Maintenance of Properties; Insurance; Payment of Taxes. The Borrower will, and will cause each of its Significant Subsidiaries to:
     (a) except as permitted by Section 5.4, do all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, provided that nothing in this clause (a) shall prevent the abandonment or termination of the corporate existence, rights or franchises of any such Significant Subsidiary which, in the opinion of the Board of Directors of the Borrower, is in the best interests of the Borrower and not disadvantageous in any material respect;
     (b) maintain its plant and property used in its continuing operations in good repair, working order and condition;
     (c) insure its assets and business in such manner and to such extent as is customary for companies engaged in the same or similar businesses in similar locations; and
     (d) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties or assets of the Borrower or any such Significant Subsidiary; provided that it shall not be required to pay or discharge any such tax, assessment, charge, levy or claim which
     (i) is being contested in good faith by appropriate proceedings and for which the Borrower’s aggregate tax reserves are deemed by it to be adequate, or
     (ii) is asserted or imposed by any government or taxing authority outside of the United States if, in the opinion of the Board of Directors of the Borrower, nonpayment or non-discharge is in the best interests of the Borrower and not disadvantageous in any material respect to the Banks.
          SECTION 5.3. Negative Pledge. The Borrower will not create, assume or suffer to exist any Lien on any of its property or assets now owned or hereafter acquired by the Borrower, except:
     (a) any Lien existing on the date of this Agreement and disclosed on Schedule 5.3;
     (b) any Lien on property or assets existing at the time of acquisition of such property or assets by the Borrower and any Lien on property or assets of any corporation at the time such corporation is merged with or into the Borrower;
     (c) any Lien on property or assets incurred or assumed for the purpose of financing all or any part of the purchase price of such property or assets prior to, concurrently with, or within 120 days after the acquisition thereof;
     (d) any Lien arising pursuant to any Non-Recourse Receivables Transactions; and Liens created by the Borrower or any of its Significant Subsidiaries as security for indebtedness owing to AXP or to a Wholly-Owned Subsidiary of AXP or Liens arising from the sale or disposition of notes, accounts receivable or other rights to receive payment by Borrower or any of its Significant Subsidiaries to AXP or to any Wholly-Owned Subsidiary of AXP including without limitation Liens granted by the Borrower or any of its Significant Subsidiaries to secure its obligations in connection with the collection of such notes, accounts receivable or other rights to receive payment;
     (e) any Lien arising out of the refinancing, extension, renewal or replacement of any Lien permitted by any of the clauses of this Section 5.3, provided that the principal amount of indebtedness secured thereby is not increased and is not secured by any additional property or assets of the Borrower other than accessions and improvements on the property or assets covered by the original Lien;
     (f) any Lien not in excess of U.S.$1,000,000 (or its equivalent in any other currency) arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the claims secured thereby are being contested in good faith by appropriate proceedings;
     (g) Liens for taxes, assessments and governmental charges or levies not at the time due or which are being contested in good faith by appropriate proceedings;
     (h) Liens incident to the conduct of the Borrower’s business or the ownership of its properties or assets which do not in the aggregate materially detract from the value of its properties or assets or materially impair the use thereof in the operation of its business;
     (i) Liens on deposits of the Borrower with banks so long as such deposits are made in connection with loans made by such banks to the Borrower or any of its affiliates;
     (j) Liens on real property to secure the payment of all or any part of the purchase price of such real property or the cost of construction thereof or the cost of improvements thereon or to secure any debt incurred prior to, at the time of or after the acquisition of such real property for the purpose of financing all or any part of the purchase price thereof, the costs of construction thereof or the costs of improvements thereto;

     (k) Liens on property existing at the time of acquisition of such property by the Borrower or any of its Significant Subsidiaries or to secure the payment of all or any part of the purchase price of such property or the cost of construction thereof or to secure any debt incurred prior to, at the time of, or within 120 days following the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, the costs of construction thereof, or the costs of improvements to such property, provided that such Lien attaches to such property concurrently with or within 120 days after the acquisition thereof by the Borrower or such Significant Subsidiary or, in the case of construction of or improvements to property, within 120 days after the Borrower or such Significant Subsidiary incurs the debt secured by such Lien;
     (l) Liens arising out of capitalized lease obligations;
     (m) Liens on any asset of any corporation at the time such corporation becomes a Significant Subsidiary of the Borrower and not created in contemplation of such event;
     (n) Liens on any asset of the Borrower or any of its Significant Subsidiaries in favor of the United States of America or any State thereof or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;
     (o) Liens in favor of any customer to secure partial, progress, advance or other payments for goods produced for, or services rendered to, such customer by the Borrower or any of its Significant Subsidiaries in the ordinary course of business not exceeding the amount of such payments;
     (p) Liens for taxes, assessments and governmental charges or levies not required to be paid at any time and Liens resulting from or arising out of legal proceedings being contested in good faith or not involving amounts claimed at any time aggregating in excess of $20,000,000 (or its equivalent in any other currency);
     (q) Liens arising out of deposits with, or the giving of security to, or as required by any governmental agency or any body created or approved by law or governmental regulation, which are required as a condition to the transaction of any business (including the issuance of travelers’ cheques or money orders or the insuring of risk) or the obtaining or exercise of any privilege or license or to enable the Borrower or any of its Significant Subsidiaries to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions, social security or similar matters;
     (r) Liens incurred by the Borrower or any of its Significant Subsidiaries in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) and any combination of these transactions, parallel loans, back-to-back loans or other similar arrangements or contracts, in each case entered into in the ordinary course of business for the purpose of asset and liability management;
     (s) Liens (in addition to those Liens permitted under the other clauses of this Section 5.3) on real property of the Borrower or any its Significant Subsidiaries so long as the aggregate amount of the debt secured by such Liens does not exceed $300,000,000 (or its equivalent in any other currency) in the aggregate at any one time outstanding;

     (t) Liens on shares of capital stock of an Acquired Company incurred in connection with the acquisition thereof until such time as such Acquired Company shall become a Wholly-Owned Subsidiary of the Borrower;
     (u) Liens arising out of the financing by the Borrower or any of its Significant Subsidiaries of accounts receivable or other rights to receive payment arising in connection with the business conducted by the Borrower or any Subsidiary of the Borrower, including, without limitation, the business of issuing American Express® Cards;
     (v) Liens arising by operation of law such as carriers’, workers’, mechanics’, materialmen’s or other similar Liens;
     (w) Liens on cash, cash equivalents or securities issued or fully guaranteed by the United States of America or any agency of the United States of America owned by the Borrower or any of its Significant Subsidiaries created to secure obligations owing by the Borrower or any affiliate of the Borrower to American Express Centurion Bank, or to any of its successors or to other Subsidiaries of the Borrower that are subject to federal or state banking regulation, so long as they are wholly-owned by the Borrower or to any of their Wholly-Owned Subsidiaries in connection with the card or merchandise services business;
     (x) Liens on any assets of a corporation or on the stock thereof existing at the time such corporation is merged into or consolidated with the Borrower or one of its Significant Subsidiaries or at the time of the sale, lease or other disposition of the assets or stock of such corporation to the Borrower or one of its Significant Subsidiaries if created to secure payment of the purchase price paid by the Borrower or such Significant Subsidiary in connection with such merger, consolidation, sale, lease or other disposition;
     (y) other Liens (whether or not on real property) so long as the aggregate of all debt secured thereby does not, at any time on or after the date which is six months after the date of incurrence of any such Lien, exceed in the aggregate at any one time outstanding, 10% of consolidated shareholder’s equity of the Borrower and its Consolidated Subsidiaries as of the end of the previous fiscal year, as shown on the most recent annual consolidated balance sheet of the Borrower and its Consolidated Subsidiaries; and
     (z) other Liens so long as the aggregate of all indebtedness or any other liabilities secured thereby does not exceed U.S.$10,000,000 (or its equivalent in any other currency) in the aggregate at any one time outstanding.
          SECTION 5.4. Consolidations, Mergers, etc. (a) The Borrower will not dissolve or liquidate.
          (b) The Borrower will not merge or amalgamate with or into, or consolidate with, any other Person; provided that any Person may be merged or amalgamated with or into the Borrower if the Borrower is the surviving corporation and immediately after giving effect to such merger or amalgamation no Default would exist.
          SECTION 5.5. Sale of Assets. The Borrower will not sell, lease, transfer, liquidate or otherwise dispose of substantially all of its property or assets now owned or hereafter acquired in a single transaction or a series of related transactions.
          SECTION 5.6. Compliance with Laws. The Borrower will, and will cause each of its Significant Subsidiaries to, comply with all applicable statutes, ordinances, rules and regulations, except where a lack of compliance therewith could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement and the Loan Notes.

          SECTION 5.7. Financial Covenant. The Borrower will not permit the Earnings Available for Fixed Charges for any full fiscal year of the Borrower and for the period from the end of the prior full fiscal year of the Borrower through the most recent full fiscal quarter of the current fiscal year of the Borrower to be less than 1.25 times the Fixed Charges of the Borrower for such full fiscal year and for such period.
          SECTION 5.8. Use of Proceeds. The Borrower will use the proceeds of the Loans solely in connection with its general corporate purposes, including its Australian receivables funding business; provided that neither the Facility Agent nor any Bank nor any Mandated Lead Arranger shall have any responsibility as to use of such proceeds.
          SECTION 5.9. Personal Property Securities Act. The Borrower will promptly take all reasonable steps which are prudent for its business under or in relation to the Personal Properties Securities Act 2009 (Cth), including, without limitation, the creation and implementation of appropriate policies and systems, where failure to do so would be reasonably likely to have a material adverse effect on the ability of the Borrower to perform its obligations under the terms of this Agreement and the Loan Notes.
ARTICLE VI
DEFAULTS
          SECTION 6.1. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
     (a) the Borrower shall (i) fail to pay any principal of any Loan when due or (ii) fail to pay any interest on any Loan to it or any fee or any other amount payable by it hereunder within ten days of the date when due;
     (b) the Borrower shall fail to observe or perform any covenant applicable to it contained in Section 5.4, 5.5 or 5.7;
     (c) the Borrower shall fail to observe or perform any covenant or agreement applicable to it contained in any of the Credit Documents (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Facility Agent at the request of any Bank;
     (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made;
     (e) failure by the Borrower to pay when due, or within any applicable period of grace, principal, interest or other amounts with respect to any indebtedness or liability (by way of guaranty or otherwise) for borrowed money (other than amounts payable under surety bonds and other insurance instruments issued in the ordinary course of business, so long as the obligation to pay such amounts is being contested in good faith) in excess of U.S.$50,000,000 (or its equivalent in any other currency), other than any such failure resulting from a good faith error made in the course of a bank clearing transaction or from a refusal to repay by reason of a claimed right of set-off asserted in good faith;
     (f) failure by the Borrower or any of its Subsidiaries to observe or perform any term, covenant or agreement contained in any agreement or instrument by which it is bound evidencing or securing any indebtedness or liability (by way of guaranty or otherwise) for borrowed money

(other than any surety bond or other insurance instrument issued in the ordinary course of business, so long as the obligation to perform such term, covenant or agreement is being contested in good faith) in excess of U.S.$50,000,000 (or its equivalent in any other currency) for such period of time as has caused the acceleration of the maturity thereof;
     (g) the Borrower shall commence a voluntary case or other proceeding, or shall file a notice of intention to commence a case or proceeding, seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, receiver and manager, interim receiver, liquidator, custodian or sequestrator or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall generally not, or shall be unable to, or shall admit in writing its inability to, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing (or any event analogous to those describe in this subsection (g) shall occur in any other jurisdiction);
     (h) a court or other governmental agency having jurisdiction in the premises shall enter a decree or order for relief against the Borrower in any involuntary case or other proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a trustee, receiver, receiver and manager, interim receiver, liquidator, custodian or sequestrator or other similar official of it or any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 days (or any event analogous to those describe in this subsection (h) shall occur in any other jurisdiction);
     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of U.S.$5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of U.S.$10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding wherein the amount claimed is in excess of U.S.$10,000,000 shall be instituted by a fiduciary of any Plan against any member of the ERISA Group to enforce Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of the ERISA Group must be terminated; or
     (j) one or more final judgments for the payment of money shall be rendered by a court or courts of competent jurisdiction against one or more of the Borrower or any Significant Subsidiary of the Borrower in an aggregate amount for all such Persons at any time in excess of U.S.$50,000,000 (or its equivalent in any other currency) and the Borrower or any Significant Subsidiary of the Borrower shall not discharge the same or provide for such discharge or procure a stay of execution thereof within 30 days (or 60 days with respect to judgments in jurisdictions outside the United States) after the date of entry thereof and within said period of 30 or 60 days (or such longer period during which execution of such judgment shall have been stayed) appeal therefrom and cause the execution thereof to be stayed during such appeal;
then, and in every such event, the Facility Agent shall (i) if requested by Banks having at least 66-2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and the Borrower shall thereupon no longer be entitled to borrow hereunder, and (ii) if requested by Banks holding at least 66-2/3% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above, without any notice to the Borrower or any other act by the Facility Agent or the Banks, the Commitments shall thereupon terminate and the Borrower shall no longer be entitled to borrow hereunder, and the Loans outstanding (together with accrued interest thereon) to such Borrower shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
          SECTION 6.2. Notice of Default. The Facility Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE VII
THE FACILITY AGENT
          SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Facility Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Facility Agent shall not have any duties or responsibilities, except those expressly set forth in the Credit Documents, or any fiduciary relationship with any other Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or any other document delivered in connection herewith or otherwise exist against the Facility Agent.
          SECTION 7.2. Facility Agent and Affiliates. Citisecurities and its affiliates shall have the same rights and powers under the Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Facility Agent, and Citisecurities and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Facility Agent.
          SECTION 7.3. Action by Facility Agent. The obligations of the Facility Agent hereunder are only those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, the Facility Agent:
     (i) shall not be required to take any action with respect to any Default, except as expressly provided in Article VI;
     (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Facility Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents); provided that the Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Facility Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any debtor relief law;
     (iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by the Person serving as the Facility Agent or any of its affiliates in any capacity.

          SECTION 7.4. Consultation with Experts; Etc. The Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Facility Agent may rely on any certificate, communication, notice or other document (including any facsimile or electronic transmission) it reasonably believes to be genuine and correct and to have been signed or sent by or on behalf of such counsel, accountants or experts, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Facility Agent may presume that such condition is satisfactory to such Bank unless the Facility Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Facility Agent may employ agents and legal counsel and may delegate any of its rights or obligations in its capacity as Facility Agent of the Banks without notifying the Banks of such delegation. The Facility Agent agrees to exercise reasonable care in selecting any delegate and to supervise such delegate’s actions; provided that the Facility Agent shall be responsible only for any loss arising due to the fraud, gross negligence or willful misconduct of such delegate or the gross or willful breach by such delegate of its obligations.
          SECTION 7.5. Liability of Facility Agent. Neither the Facility Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with any of the Credit Documents (i) with the consent or at the request of the Required Banks (or, when expressly required hereby, all the Banks) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Facility Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any of the Credit Documents or any borrowing hereunder; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants or agreements of the Borrower; (iv) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Facility Agent; or (v) the validity, effectiveness or genuineness of any of the Credit Documents or any other instrument or writing furnished in connection herewith. The Facility Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
          SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, severally indemnify the Facility Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees under the Credit Documents. The agreements in this Section shall survive the Commitments, the payment of the Loans and all other amounts payable hereunder.
          SECTION 7.7. Notice of Default. The Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Facility Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Facility Agent receives such a notice, the Facility Agent shall give notice thereof to the Banks. The Facility Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so specified by this Agreement, all Banks); provided that unless and until the Facility Agent shall have received such directions, the Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          SECTION 7.8. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Facility Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Facility Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement and the other Credit Documents.
          SECTION 7.9. Successor Facility Agent. The Facility Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Facility Agent, subject to the approval of the Borrower (which approval will not be unreasonably withheld provided that the successor meets the requirements specified in the next sentence). If no successor Facility Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Facility Agent gives notice of resignation, then the retiring Facility Agent may, on behalf of the Banks, appoint a successor Facility Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least U.S.$500,000,000. Upon the acceptance of its appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under the Credit Documents. After any retiring Facility Agent’s resignation hereunder as Facility Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent.
          SECTION 7.10. Facility Agent’s Fee. The Borrower shall pay to the Facility Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Facility Agent.
          SECTION 7.11. No Other Duties, etc.. Anything herein to the contrary notwithstanding, none of the Mandated Lead Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under the Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Facility Agent or a Bank.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES
          SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any BBR-AUS Loan, Euro-Dollar Loan or BBR-NZ Loan:
     (a) the Facility Agent is advised by the applicable Reference Banks that deposits in the relevant currency (in the applicable amounts) are not being offered to the applicable Reference Banks in the relevant market for such Interest Period, or
     (b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Facility Agent that the Bank Bill Rate-Australia, London Interbank Offered Rate or Bank Bill Rate-New Zealand, as the case may be, as determined by the Facility Agent will not adequately and fairly reflect the cost to such Banks of funding or maintaining their BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans, as the case may be, for such Interest Period, the Facility Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Facility Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans, as the case may be, or to continue or convert outstanding Loans as or into BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans shall be suspended and (ii) each outstanding BBR-AUS Loan, Euro-Dollar Loan or BBR-NZ Loan shall be converted on the last day of the then current Interest Period applicable thereto to a Deposit Rate Loan.
          SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund its BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans and such Bank shall so notify the Facility Agent, the Facility Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Facility Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans or to convert outstanding Loans into BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans shall be suspended. Before giving any notice to the Facility Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each BBR-AUS Loan, Euro-Dollar Loan, or BBR-NZ Loan then outstanding shall be converted to a Deposit Rate Loan either (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.
          SECTION 8.3. Increased Cost and Reduced Return. (a) If on or after the date hereof in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loans, any of its Loan Notes or its obligation to make Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under any of its Loan Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Facility Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Notwithstanding anything in this Agreement to the contrary, for all purposes of this subsection (a), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III”, are each deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued.
          (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent Company) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent Company) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity position) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Facility Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent Company) for such reduction. Notwithstanding anything in this Agreement to the contrary, for all purposes of this subsection (b), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III”, are each deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued.
          (c) Each Bank will promptly notify the Borrower and the Facility Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section 8.3, the Borrower shall be obligated to compensate any Bank only for any amount arising or accruing during (i) any time or period commencing not more than 45 days prior to the date on which such Bank notifies the Facility Agent and the Borrower that it proposes to demand such compensation and identifies to the Facility Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.
     SECTION 8.4. Taxes. (a) For the purposes of this Section 8.4, the following terms have the following meanings:
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed, assessed, levied or collected by any jurisdiction with respect to any payment by the Borrower pursuant to any Credit Document, including any interest, additions to tax or penalties applicable thereto unless the interest, additions to tax or penalties would not have arisen but for a Bank’s act or failure to act, excluding (i) in the case of each Bank and the Facility Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Facility Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, (ii) any taxes imposed by reason of any connection between the jurisdiction imposing such tax and such Bank or the Facility Agent (as the case may be) other than a connection arising from such Bank or the Facility Agent (as the case may be) having executed, delivered or performed its obligations under, received payment under or enforced, or engaged in any other transaction pursuant to or enforced by any Credit Document, (iii) any United States withholding tax (including back-up withholding) imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement or thereafter becomes subject to United States withholding tax for any reason other than a change in treaty, law or regulation occurring subsequent to such time, and also excluding any Australian withholding tax, other than any Australian withholding tax imposed, assessed, levied or collected in respect of amounts paid to a Bank by reason of a change in treaty, law or regulation to the extent occurring after such Bank first becomes a party to this Agreement and (iv) any taxes imposed under FATCA.
     “Other Taxes” means any present or future stamp or documentary taxes, intangible, recording or filing taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to any Credit Document or from the execution or delivery of, or otherwise with respect to, any Credit Document but not to the extent that such taxes are described in clauses (i), (ii) or (iii) in the definition of “Taxes” above.
          (b) Any and all payments by the Borrower to or for the account of any Bank or the Facility Agent under any Credit Document shall be made free and clear and without deduction or withholding for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) it shall pay such additional amounts as are necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Facility Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Facility Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.
          (c) The Borrower agrees to indemnify each Bank and the Facility Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Facility Agent (as the case may be) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto. Each affected Bank and the Facility Agent shall provide all such information and documentation of amounts paid and the basis for the calculation thereof as the Borrower may reasonably request (other than its tax returns). This indemnification shall be paid within 30 days after such Bank or the Facility Agent (as the case may be) makes demand therefor.
          (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Facility Agent with Internal Revenue Service Form W-8BEN or Form W- 8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States and such other documentation as may be necessary to establish an available exemption from withholding of United States taxes on payments and/or information reporting under this Agreement. At the reasonable request of the Borrower, each Bank shall, to the extent it is legally entitled to do so, promptly provide the Borrower and the Facility Agent with any other non-United States form, document or certificate that may be required or reasonably requested in order to allow the Borrower to make payment under this Agreement without any deduction or withholding for or on account of any Taxes or Other Taxes or with such deduction or withholding at a reduced rate.
          (e) For any period with respect to which a Bank has failed to provide the Borrower or the Facility Agent with the appropriate form described in Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall at such Bank’s expense take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
          (f) If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA, such Bank shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (g) If the Borrower is required, or reasonably determines that it will be required, to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank shall take any steps reasonably available to it and acceptable to the Borrower, including without limitation changing the jurisdiction of its Applicable Lending Office, if, in the reasonable judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise materially disadvantageous to such Bank and will not require it to incur additional costs which are not reimbursed by the Borrower.
          (h) If the Facility Agent or any Bank receives a refund in respect of Taxes or Other Taxes for which the Borrower has made additional payments under this Section, the Facility Agent or such Bank, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to the Borrower; provided that the Borrower, upon the request of such Bank or the Facility Agent, as the case may be, shall repay the amount paid over to the Borrower (plus interest with respect thereto due to the relevant taxing authority) in the event such Bank or the Facility Agent, as the case may be, is required to repay such refund to the applicable taxing authority.
          (i) To the extent required by any applicable law, the Facility Agent may withhold from any payment to any Bank an amount equivalent to any applicable Taxes collected or assessed by any governmental authority. Without limiting or expanding the provisions of Section 8.4, each Bank shall indemnify and hold harmless the Facility Agent against, and shall make payable in respect thereof within fifteen days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including, without limitation, fees, charges and disbursements of any counsel for the Facility Agent) incurred by or asserted against the Facility Agent by the U.S. Internal Revenue Service or any other governmental authority as a result of the failure of the Facility Agent to properly withhold any amounts from payments to or for the account of such Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Bank failed to notify the Facility Agent of a change in circumstance that rendered the exemption from, or reduction of such required withholding ineffective), provided that no Bank shall be liable for the portion of any interest, expenses or penalties that are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Facility Agent’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to any Bank by the Facility Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any other instrument or document furnished pursuant hereto against any amount due the Facility Agent under this Section 8.4(i). The agreements in this Section 8.4(i) shall survive the resignation and/or replacement of the Facility Agent, any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the payment of the Loans and all amounts payable under the Credit Documents.
          (j) Notwithstanding the foregoing subsections of this Section 8.4, the Borrower is not required to pay any additional amount to any Bank or the Facility Agent under Section 8.4(b), and Section 8.4(c) shall not apply, with respect to the amount of any Tax or Other Tax required under the Tax

Act to be withheld or deducted from any interest or other payment where the withholding or deduction is for Australian Withholding Tax in respect of any interest paid to an Offshore Associate of the Borrower.
          SECTION 8.5. Loans Substituted for Affected Loans. If (i) the obligation of any Bank to make Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Facility Agent, have elected that the provisions of this Section shall apply to such Bank with respect to the Borrower, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
     (a) each Loan which would otherwise be made by such Bank to the Borrower as (or continued as or converted into) BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans shall instead be a Deposit Rate Loan; and
     (b) after each of its BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans to the Borrower has been repaid (or converted as aforesaid), all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Deposit Rate Loan instead.
If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Deposit Rate Loan shall be converted into a BBR-AUS Loan, Euro-Dollar Loan or BBR-NZ Loan on the first day of the next succeeding Interest Period applicable to the related BBR-AUS Loans, Euro-Dollar Loans or BBR-NZ Loans of the other Banks.
          SECTION 8.6. Substitution of Bank. If any Bank has demanded compensation pursuant to Section 8.3 or 8.4 (or if the Borrower has reasonably determined that it will be required to pay such compensation for the account of such Bank), the Borrower shall have the right, with the assistance of the Facility Agent, to designate one or more Assignees which are not affiliated with the Borrower to purchase for cash, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G hereto, the outstanding Loan Notes, Loans and Commitment of such Bank and to assume all of such Bank’s other rights and obligations hereunder and under its Loan Notes without recourse to or warranty by such Bank, for a purchase price equal to the principal amount of all of such Bank’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid facility fees in respect of such Bank’s Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.14 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment, plus the compensation then due and payable pursuant to Sections 8.3 and 8.4 and all other amounts due and payable to such Bank pursuant to this Agreement; provided that no such amount calculated by reference to Section 2.14 shall be payable if (A) the Borrower is exercising its rights under this Section 8.6 by reason of a request for compensation by a Bank pursuant to Section 8.3 or 8.4 and (B) such Bank would have been able to, but did not, take steps to reduce or eliminate such compensation.
          SECTION 8.7. Australian GST.
          (a) For the purposes of this Section 8.7, the terms “GST” and “Input Tax Credit” have the meanings given to them in section 195-1 of A New Tax System (Goods and Services Tax) Act 1999 (Cth) of Australia, as amended. Also, for the purposes of this Section 8.7, “Taxable Supply” means any supply made by any Bank or the Facility Agent under or in connection with the Credit Documents to which GST applies.
          (b) Notwithstanding any other provisions of the Credit Documents, but subject to Section 8.7(c), any Bank or the Facility Agent may, in addition to any amount or consideration payable under the Credit Documents, recover from the Borrower an additional amount on account of GST in respect of a Taxable Supply, such amount to be calculated by multiplying the relevant amount or consideration payable by the Borrower for the Taxable Supply by the prevailing GST rate in Australia.

          (c) Any additional amount on account of GST is only recoverable from the Borrower pursuant to this Section 8.7 upon the Borrower’s receipt of a valid tax invoice from the relevant Bank or the Facility Agent. The relevant Bank or the Facility Agent must use reasonable endeavors, if the Borrower so requests, to otherwise assist or enable the Borrower to claim any applicable Input Tax Credit for any GST paid by the Borrower in relation to a Taxable Supply.
          (d) If at any time an adjustment is made as between any Bank or the Facility Agent and the relevant taxing authority of an amount paid on account of GST on any Taxable Supply, a corresponding adjustment must be made between such Bank or the Facility Agent and the Borrower and any payments required to give effect to the adjustment must be made.
          (e) If a payment to a party under any Credit Document in respect of a Taxable Supply is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any Input Tax Credit to which such party is entitled for such loss, cost or expense.
          (f) Nothing in this Section 8.7 requires the Borrower to pay an amount on account of a fine, penalty, interest or other amount to the extent that such liability arises as a consequence of wilful misconduct or gross negligence of any Bank or the Facility Agent or any of their respective employees or agents.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1. Notices. All notices, requests, demands, consents or approvals and other communications to any party in connection with the Credit Documents shall be in writing and signed by or on behalf of the party sending such communication (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Facility Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire, or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for such purpose by notice to the Facility Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Facility Agent or any Bank under Article II or Article VIII shall not be effective until received. The Facility Agent may rely on a copy of any notice, request, demand, consent or approval or other communication delivered in accordance with this Section 9.1 by telex or facsimile transmission until it has received a manually executed original of the same.
          SECTION 9.2. No Waivers. No failure or delay by the Facility Agent or any Bank in exercising any right, power or privilege under any Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Credit Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
          SECTION 9.3. Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses of the Facility Agent, including reasonable fees and disbursements of special counsel for the Facility Agent, in connection with the preparation and administration of the Credit

Documents or any waiver or consent hereunder or any amendment thereof; all as previously agreed between the Borrower and the Facility Agent.
          (b) If an Event of Default occurs the Borrower shall pay all out-of-pocket expenses incurred by the Facility Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
          (c) The Borrower agrees to indemnify the Facility Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any of the Credit Documents or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction, (ii) in respect of any litigation instituted by (x) any
          Participant against any Bank or the Facility Agent, (y) the Facility Agent or any Bank against any Participant or any Bank or (z) any holder of any security of any Bank, any Participant or the Facility Agent (in such holder’s capacity as such) against any Bank or Participant or the Facility Agent, to the extent any such litigation does not arise out of any misconduct (alleged in good faith by such Bank) by or on behalf of the Borrower or (iii) for amounts payable pursuant to any settlement entered into without the Borrower’s written consent (which consent shall not be unreasonably withheld). To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and without limiting the rights set forth in this Section 9.3 the Facility Agent and the Banks shall not assert, and hereby waive, any claim against the Borrower, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby.
          SECTION 9.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan made by it to the Borrower which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loans made to the Borrower by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made to the Borrower by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made to the Borrower by the Banks shall be shared by the Banks pro rata (and upon notice thereof to the Facility Agent appropriate adjustments will be made in the Register); provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Credit Documents. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan of the Borrower, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.
          SECTION 9.5. Amendments and Waivers. Any provision of this Agreement, the Loan Note Deed Poll or the Loan Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Facility Agent are affected thereby, by the Facility Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) except as contemplated by Sections 2.1(b), 2.1(c) or 2.9(d), increase or decrease the Commitment of any Bank (except for a ratable decrease in the

Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (v) change any provision of Sections 2.13 or 9.4 or this Section 9.5.
          Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would (i) except as contemplated by Sections 2.1(b), 2.1(c) or 2.9(d), increase or decrease the Commitment of such Defaulting Bank (except for a ratable decrease in the Commitments of all Banks) or subject such Defaulting Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan made by such Defaulting Bank or any fees payable to such Defaulting Bank hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan made by such Defaulting Bank or any fees payable to such Defaulting Bank hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (v) change any provision of Sections 2.13 or 9.4 or this Section 9.5, will require the consent of such Defaulting Bank.
          SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Banks.
          (b) Any Bank may at any time grant to one or more banks or other entities (each a “Participant”) participating interests in its Commitment or any or all of its Loans or Loan Notes. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower or the Facility Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Facility Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower under the Credit Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Documents; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. Subject to subsection (f) below, the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.14 and 2.16 and Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
          (c) Each Bank that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or Loan Notes under the Credit Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest under any Credit Document) except to the extent that such disclosure is necessary to establish that any such obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (d) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than A$10,000,000 or U.S.$10,000,000, as the case may be, for Tranche A Loans and Tranche B Loans, or not less than A$10,000,000 or NZ$10,000,000, as the case may be, for Tranche C Loans) of all, of its rights and obligations under this Agreement and the other Credit Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G executed by such Assignee and such transferor Bank (or in such other form approved by the Facility Agent), with (and subject to) the subscribed consent of the Borrower and the Facility Agent, which, in each case as to the Borrower and the Facility Agent, shall not be unreasonably withheld or delayed; provided that (i) if an Assignee is an affiliate of such transferor Bank whose credit rating(s) from S&P and/or Moody’s are not lower than those of such transferor Bank (or whose obligations under this Agreement are guaranteed by an affiliate of such transferor Bank whose credit rating(s) from S&P and/or Moody’s are not lower than those of such transferor Bank) or if an Assignee was a Bank immediately prior to such assignment, no such consent shall be required, (ii) no such assignment will be made to any Defaulting Bank or any of its Subsidiaries or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause and (iii) the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to subsections (g), (h) or (i) of Section 6.1 shall have occurred and be continuing with respect to the Borrower. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Bank, the Facility Agent and the Borrower shall make appropriate arrangements so that relevant Loan Notes are transferred to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Facility Agent an administrative fee for processing such assignment in the amount of U.S.$3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Facility Agent certification as to exemption or reduced rate of deduction or withholding of any United States federal income taxes as required pursuant to the terms of Section 8.4(d).
          (e) Any Bank may at any time assign all or any portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
          (f) No Assignee, Participant or other transferee of any Bank’s rights (including, without limitation, any successor Applicable Lending Office) shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
          (g) Notwithstanding anything to the contrary contained herein, any Bank, (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Facility Agent and AXP, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC or Granting Bank shall be entitled to receive any greater amount pursuant to Section 8.2, 8.3 or 8.4 than the Granting Bank would have been entitled to receive had the Granting Bank not otherwise granted such SPC the option to provide any Loan to the Borrower. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent that, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Bank unconditionally agrees to indemnify the Borrower, the Facility Agent and each Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Facility Agent or such Bank, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any extensions of credit made by an SPC shall be exercised only by the relevant Granting Bank. Each Granting Bank shall serve as the administrative agent and attorney in fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. The Borrower, the Facility Agent and the Banks may rely thereon without any requirement that the SPC sign or acknowledge the same. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Facility Agent, assign all or a portion of its interest in any Loans to the Granting Bank and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
          SECTION 9.7. Collateral. Each of the Banks represents to the Facility Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in the Credit Documents.
          SECTION 9.8. Governing Law; Submission to Jurisdiction. This Agreement and each other Credit Document shall be governed by and construed in accordance with the law of the State of New York. The Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, and any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to any of the Credit Documents or the transactions contemplated thereby. Nothing herein will affect the right of the Facility Agent or the Banks to serve legal process in any other manner permitted by law or affect such Person’s right to bring any suit, action or proceeding against the Borrower or its property in the courts of other jurisdictions. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
          SECTION 9.9. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Credit Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          SECTION 9.10. WAIVER OF JURY TRIAL. THE BORROWER, THE FACILITY AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 9.11. Confidentiality. The Facility Agent and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Facility Agent, any Bank or any of their respective affiliates on a nonconfidential basis from a source other than the Borrower or (i) subject to an agreement containing provisions substantially the same as those of this Section, to any credit insurance provider relating to the Borrower and its obligations. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Facility Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.12. Survival. The obligations of the Borrower and each Bank and the Facility Agent under Sections 8.3, 8.4, 8.7 and 9.3 shall survive the termination of the Commitments and the payment of the Loans and all amounts payable under the Credit Documents.
          SECTION 9.13. USA PATRIOT Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.
          SECTION 9.14. Defaulting Bank Cure. If the Borrower and the Facility Agent agree in writing that a Bank is no longer a Defaulting Bank, the Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Bank will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Banks and/or make such other adjustments as the Facility Agent may determine to be necessary to cause the Loans of the Banks to be on a pro rata basis in accordance with their respective Commitments, whereupon such Bank will cease to be a Defaulting Bank and will be a Non-Defaulting Bank (and such exposure of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Bank and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank.
          SECTION 9.15. No Fiduciary Duty. The Facility Agent, each Bank and their affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower, its stockholders and/or their affiliates. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN EXPRESS CREDIT CORPORATION
By:
Name:
Title:

Address:	200 Vesey Street
New York, NY 10285
Fax:	(212) 640-0405

CITISECURITIES LIMITED, as Facility Agent, executed in accordance with section 127 of the Corporations Act 2001 (Cth) by authority of its directors:
By:
Name:
	Title:	Director

By:
Name:
	Title:	Director

Address:	Level 24, Citigroup Centre
2 Park Street
Sydney, NSW, 2000
Australia
Attn:	Agency/Maria Mills/Craig Guyan
Fax:	+61 2 8225 5244
Tel:	+61 2 8225 2066 / 2672
E-mail:	maria.mills@citi.com
craig.guyan@citi.com

With a copy to:
Address:	Citicorp International Limited
13/F2, Two Harbourfront
22 Tak Fung Street
Hunghom, Kowloon
Hong Kong
Attn:	Eros Lai, Michelle Chong, Debbie Cheung
Fax:	+852 2621 3183/4
E-mail:	eros.lai@citi.com,
michelle.chong@citi.com,
debbie.cheung@citi.com

CITIBANK N.A., SYDNEY BRANCH, as Mandated Lead Arranger
By:
Name:
Title:

COMMONWEALTH BANK OF AUSTRALIA, as Mandated Lead Arranger
By:
Name:
Title:

NATIONAL AUSTRALIA BANK LIMITED, as Mandated Lead Arranger
By:
Name:
Title:

WESTPAC BANKING CORPORATION, as Mandated Lead Arranger
By:
Name:
Title:

CITIBANK, N.A., SYDNEY BRANCH, as Lender
By:
Name:
Title:

WESTPAC BANKING CORPORATION, as Lender
By:
Name:
Title:

COMMONWEALTH BANK OF AUSTRALIA, as Lender
By:
Name:
Title:

NATIONAL AUSTRALIA BANK LIMITED, as Lender
By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION
By:
Name:
Title:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

BNP PARIBAS
By:
Name:
Title:

Subscription Agreement Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD.
By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
By:
Name:
Title:

LLOYDS TSB BANK PLC
By:
Name:
Title:

By:
Name:
Title:

Subscription Agreement Signature Page

ROYAL BANK OF CANADA
By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND
By:
Name:
Title:

UBS AG, AUSTRALIA BRANCH
By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. SYDNEY BRANCH
By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC
By:
Name:
Title:

HSBC BANK AUSTRALIA LIMITED
By:
Name:
Title:

Subscription Agreement Signature Page

STANDARD CHARTERED BANK
By:
Name:
Title:

TORONTO DOMINION (TEXAS) LLC
By:
Name:
Title:

Subscription Agreement Signature Page

SCHEDULE 1.1(a)
BANK COMMITMENTS AND APPLICABLE LENDING OFFICE

Name	Tranche A Commitment	Tranche B Commitment	Tranche C Commitment	Applicable Lending Office

Citibank, N.A., Sydney Branch	A$132,500,000.00	A$132,500,000.00	A$125,000,000.00	Level 24, 2 Park Street, Sydney, NSW 2000 — AUSTRALIA
Westpac Banking Corporation	A$132,500,000.00	A$132,500,000.00	A$125,000,000.00	Level 11, 55 Market Street, Sydney, NSW 2000 — AUSTRALIA
Commonwealth Bank of Australia	A$132,500,000.00	A$132,500,000.00	A$125,000,000.00	Darling Park Tower 1, Level 21, 201 Sussex Street, Sydney, NSW 2000 — AUSTRALIA
National Australia Bank Limited	A$132,500,000.00	A$132,500,000.00	A$125,000,000.00	245 Park Avenue, 28th Floor, New York, NY 10167
Sumitomo Mitsui Banking Corporation	A$117,500,000.00	A$117,500,000.00	A$0	277 Park Avenue, New York, NY 10172
Australia and New Zealand Banking Group Limited	A$97,500,000.00	A$97,500,000.00	A$0	13/100 Queen Street, Melbourne, Vic. 3000 — AUSTRALIA
Bank of America, N.A.	A$97,500,000.00	A$97,500,000.00	A$0	901 Main Street, 64th Floor, Dallas, TX 75202
BNP Paribas	A$97,500,000.00	A$97,500,000.00	A$0	Level 6, 60 Castlereadh Street, Sydney, NSW 2000 — AUSTRALIA
Deutsche Bank AG New York Branch	A$97,500,000.00	A$97,500,000.00	A$0	60 Wall Street, New York, NY 10005-2836
JPMorgan Chase Bank, N.A.	A$97,500,000.00	A$97,500,000.00	A$0	Level 32 Grosvenor Place, 225 George Street, Sydney NSW 2000 — AUSTRALIA
Mizuho Corporate Bank, Ltd.	A$97,500,000.00	A$97,500,000.00	A$0	Level 33, 60 Margaret Street, Sydney, NSW 2000 — AUSTRALIA
Credit Suisse AG, Cayman Island Branch	A$97,500,000.00	A$97,500,000.00	A$0	Eleven Madison Avenue, New York, NY 10010
Lloyds TSB Bank, plc	A$97,500,000.00	A$97,500,000.00	A$0	1095 Avenue of the Americas, 34th Floor, New York, NY 10036
Royal Bank of Canada	A$97,500,000.00	A$97,500,000.00	A$0	46th Floor, 2 Park Street, Sydney, NSW 2000 — AUSTRALIA
The Royal Bank of Scotland plc	A$97,500,000.00	A$97,500,000.00	A$0	600 Washington Boulevard, Stamford, CT 06901
UBS AG, Australia Branch	A$97,500,000.00	A$97,500,000.00	A$0	Level 16, Chifley Tower, 2 Chifley Square, Sydney, NSW 2000 — AUSTRALIA
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Sydney Branch	A$56,000,000.00	A$56,000,000.00	A$0	Level 26, 1 Macquarie Place, Sydney, NSW 2000 — AUSTRALIA
Goldman Sachs Lending Partners LLC	A$56,000,000.00	A$56,000,000.00	A$0	30 Hudson Street, 38th Floor, Jersey City, NJ 07302
HSBC Bank Australia Limited	A$56,000,000.00	A$56,000,000.00	A$0	580 George Street, Sydney, NSW 2000 — AUSTRALIA
Standard Chartered Bank	A$56,000,000.00	A$56,000,000.00	A$0	1095 Avenue of the Americas, New York, NY 10036
Toronto Dominion (Texas) LLC	A$56,000,000.00	A$56,000,000.00	A$0	31 W. 52nd Street, New York, NY 10019

TOTAL	A$2,000,000,000	A$2,000,000,000	A$500,000,000	N/A

SCHEDULE 1.1(b)
PRICING SCHEDULE
          “Applicable Margin” and “Facility Fee Rate” mean, at any date, the rate set forth below in the applicable row and under the column corresponding to the “Pricing Level” that applies at such date:
Tranche A

	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII
Applicable Margin	0.525%	0.575%	0.625%	0.675%	0.775%	0.875%	1.075%

Facility Fee Rate	0.525%	0.575%	0.625%	0.675%	0.775%	0.875%	1.075%
Tranche B and Tranche C

	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII
Applicable Margin	0.700%	0.750%	0.800%	0.850%	0.950%	1.050%	1.250%

Facility Fee Rate	0.700%	0.750%	0.800%	0.850%	0.950%	1.050%	1.250%
          For purposes of this Schedule, the following terms have the following meanings, subject to the further provisions of this Schedule:
          “Applicable Pricing Rating” means, at any date, the credit rating assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. If at such date the difference between the highest of the ratings assigned to the Borrower by S&P, Moody’s and Fitch at such date and the lowest of the ratings assigned to the Borrower by S&P, Moody’s and Fitch at such date is (i) one notch (e.g., not more than the difference between A+ and A), the Applicable Margin shall be based on the highest of such ratings of the Borrower at such date or (ii) two or more notches, the Applicable Margin shall be based on the rating one level above the lowest of such ratings.
          “Level I Pricing” applies at any date if, at such date, the Applicable Pricing Rating is AA (for S&P or Fitch), Aa2 (for Moody’s), or higher.
          “Level II Pricing” applies at any date if, at such date, the Applicable Pricing Rating is AA- (for S&P or Fitch), Aa3 (for Moody’s), or A+ (for S&P or Fitch), A1 (for Moody’s).
          “Level III Pricing” applies at any date if, at such date, the Applicable Pricing Rating is A (for S&P or Fitch), A2 (for Moody’s).
          “Level IV Pricing” applies at any date if, at such date, the Applicable Pricing Rating is A- (for S&P or Fitch), A3 (for Moody’s).
          “Level V Pricing” applies at any date if, at such date, the Applicable Pricing Rating is BBB+ (for S&P or Fitch), Baa1 (for Moody’s).

          “Level VI Pricing” applies at any date if, at such date, the Applicable Pricing Rating is BBB (for S&P or Fitch), Baa2 (for Moody’s).
          “Level VII Pricing” applies at any date if, at such date, no other Pricing Level applies.
          “Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V, Level VI or Level VII applies at any date.
          If at any date the Borrower is rated by neither S&P, Moody’s nor Fitch, then Level VII Pricing shall be deemed applicable.

SCHEDULE 5.3
EXISTING LIENS
None.

EXHIBIT A
[Form of Loan Note Deed Poll]
THIS DEED POLL IS DATED ________ __, 2011 AND IS MADE BY AMERICAN EXPRESS CREDIT CORPORATION.
NOW THIS DEED POLL WITNESSES as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions and (unless defined below) definitions in the Subscription Agreement apply in this Deed Poll unless the context requires otherwise.

“Bank” means each Bank listed on the signature pages to the Subscription Agreement or subsequently inscribed in the Register as the holder of a Loan Note which has not ceased to be a party to the Subscription Agreement in accordance with the terms thereof.

“Loan Notes” means the rights of a Bank under this Deed Poll, title to which are recorded in and evidenced by an inscription in the Register.

“Subscription Agreement” means the Subscription Agreement dated as of August 3, 2011 among the Borrower; Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, as Mandated Lead Arrangers; certain Banks, and Citisecurities Limited, as Facility Agent.

2.	BENEFIT OF THIS DEED POLL

This Deed Poll is a deed poll. Each Bank, each Mandated Lead Arranger and the Facility Agent have the benefit of this Deed Poll and can enforce it even if not in existence at the time this Deed Poll is executed.

3.	CREATION OF LOAN NOTES

By this Deed Poll, the Borrower:
(a)	creates Loan Notes on the date of this Deed Poll in favor of each Bank as of the date hereof; and

(b)	undertakes to create Loan Notes in favor of each Bank that becomes a Bank after the date hereof on and as of the date such relevant Bank becomes a Bank;
in each case with an aggregate principal amount outstanding from time to time equal to the principal amount of all Loans provided by such Bank under the Subscription Agreement and not repaid, as recorded in the Register, provided that if the principal amount outstanding on a Bank’s Loan Notes from the Borrower would otherwise be zero but such Bank’s Commitment is greater than zero the Borrower will be indebted to that Bank for one Australian dollar and accordingly the aggregate principal amount outstanding of such Bank’s Loan Notes at that time will be one Australian dollar.

4.	ACKNOWLEDGEMENT OF DEBT

The Borrower acknowledges that it is indebted to the Banks for the principal amount outstanding of the Loan Notes from time to time as recorded in the Register.

5.	NATURE AND STATUS OF LOAN NOTES

5.1	Constitution and title

The Loan Notes are constituted by this Deed Poll and inscription in the Register. The Register will be conclusive as to title to a Loan Note, subject to rectification for fraud or error. No certificate or other evidence of title to a Loan Note will be issued by or on behalf of the Borrower unless the Borrower determines otherwise or is required to do so by law.

5.2	Status

The Loan Notes rank equally among themselves and with all other unsecured, unsubordinated debt of the Borrower.

5.3	Transfer

The Loan Notes are transferable only in accordance with the Subscription Agreement.

5.4	Payments in accordance with Subscription Agreement

The Borrower’s obligations under this Deed Poll to pay interest or other amounts or to repay any Loan, are discharged to the extent that, in accordance with the Subscription Agreement, such interest is paid on a Loan Note, such other amount is paid or a Loan Note is redeemed, as the case may be.

6.	INTEREST

6.1	Calculation of interest

The rate of interest on each Tranche A Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Applicable Margin for such Tranche A Loan; and

(b)	the Bank Bill Rate-Australia (in the case of Tranche A Loans denominated in Australian Dollars) or the London Interbank Offered Rate (in the case of Tranche A Loans denominated in U.S. Dollars) for each Interest Period,
(or to the extent provided in the Subscription Agreement for any Deposit Rate Loan, the Applicable Margin for such Tranche A Loan plus the Deposit Rate).

The rate of interest on each Tranche B Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Applicable Margin for such Tranche B Loan; and

(b)	the Bank Bill Rate-Australia (in the case of Tranche B Loans denominated in Australian Dollars) or the London Interbank Offered Rate (in the case of Tranche B Loans denominated in U.S. Dollars) for each Interest Period,
(or to the extent provided in the Subscription Agreement for any Deposit Rate Loan, the

Applicable Margin for such Tranche B Loan plus the Deposit Rate).

The rate of interest on each Tranche C Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Applicable Margin for such Tranche C Loan; and

(b)	the Bank Bill Rate-Australia (in the case of Tranche C Loans denominated in Australian Dollars) or the Bank Bill Rate-New Zealand (in the case of Tranche C Loans denominated in New Zealand Dollars) for each Interest Period,
(or to the extent provided in the Subscription Agreement for any Deposit Rate Loan, the Applicable Margin for such Tranche C Loan plus the Deposit Rate).

6.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period) and when such Loan is repaid or prepaid, or on such other dates as may apply in accordance with the Subscription Agreement.

6.3	Default interest

If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent, or at such other rate as may be specified in the Subscription Agreement. Any interest accruing under this Clause 6.3 shall be payable by the Borrower on demand by the Facility Agent.

6.4	Regulation D Compensation

The Borrower shall pay, if required by a Bank, contemporaneously with each payment of interest on Euro-Dollar Loans, additional interest on each Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest shall so notify the Borrower and the Facility Agent as set forth in the Subscription Agreement.

7.	REPAYMENT

7.1	The Borrower shall repay each Tranche A Loan on the Tranche A Termination Date.

7.2	The Borrower shall repay each Tranche B Loan on the Tranche B Termination Date.

7.3	The Borrower shall repay each Tranche C Loan on the Tranche C Termination Date.

8.	MANDATORY PREPAYMENT

8.1	The Loans shall be prepaid, on the terms and at the time specified in the Subscription Agreement, if American Express Company (“AXP”) shall cease to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of American Express Travel Related Services

(“TRS”) or if AXP and TRS shall cease together to own, directly or indirectly, at least 79.5% of the outstanding shares of common stock of the Borrower and American Express Overseas Credit Corporation Limited.

8.2	The Loans shall be prepaid, on the terms and at the time specified in the Subscription Agreement, if there shall occur and be continuing an Event of Default or if an event described in Section 8.2 of the Subscription Agreement occurs.

8.3	The Australian Dollar Amount of each Tranche A Loan in U.S. Dollars shall be determined by the Facility Agent (i) on the date of borrowing, as to each such Tranche A Loan borrowed on such date and (ii) on the last day of each Interest Period, as to each such Tranche A Loan outstanding on such date. If after giving effect to any such determination pursuant to the preceding sentence, the aggregate Australian Dollar Amount of the Tranche A Loans exceeds an amount equal to 105% of the original Australian Dollar Amount thereof the Borrower shall prepay such principal amount (together with accrued interest thereon) of the outstanding Tranche A Loans, if any Tranche A Loans are then outstanding, as may be necessary to eliminate such excess as set forth in the Subscription Agreement.

8.4	The Australian Dollar Amount of each Tranche B Loan in U.S. Dollars shall be determined by the Facility Agent (i) on the date of borrowing, as to each such Tranche B Loan borrowed on such date and (ii) on the last day of each Interest Period, as to each such Tranche B Loan outstanding on such date. If after giving effect to any such determination pursuant to the preceding sentence, the aggregate Australian Dollar Amount of the Tranche B Loans exceeds an amount equal to 105% of the original Australian Dollar Amount thereof the Borrower shall prepay such principal amount (together with accrued interest thereon) of the outstanding Tranche B Loans, if any Tranche B Loans are then outstanding, as may be necessary to eliminate such excess as set forth in the Subscription Agreement.

8.5	The Australian Dollar Amount of each Tranche C Loan in New Zealand Dollars shall be determined by the Facility Agent (i) on the date of borrowing, as to each such Tranche C Loan borrowed on such date and (ii) on the last day of each Interest Period, as to each such Tranche C Loan outstanding on such date. If after giving effect to any such determination pursuant to the preceding sentence, the aggregate Australian Dollar Amount of the Tranche C Loans exceeds an amount equal to 105% of the original Australian Dollar Amount thereof the Borrower shall prepay such principal amount (together with accrued interest thereon) of the outstanding Tranche C Loans, if any Tranche C Loans are then outstanding, as may be necessary to eliminate such excess as set forth in the Subscription Agreement.

9.	TAX GROSS UP AND INDEMNITIES

Amounts payable by the Borrower are increased, and the Borrower will indemnify the Banks, as required by Section 8.4 (“Taxes”) of the Subscription Agreement.

10.	INCREASED COSTS

The Borrower will pay any amounts required by Section 8.3 (“Increased Cost and Reduced Return”) of the Subscription Agreement.

11.	PAYMENTS

The Borrower agrees to make all payments under a Loan Note in accordance with Section 2.13 (“General Provisions as to Payments”) of the Subscription Agreement.

12.	NOTICES

Section 9.1 (“Notices”) of the Subscription Agreement applies to this Deed Poll.
13.	GOVERNING LAW

This Deed Poll and the Loan Notes shall be governed by and construed in accordance with the law of the State of New York.

14.	JURISDICTION, ETC.

Section 9.8 (“Governing Law; Submission to Jurisdiction”) of the Subscription Agreement applies to this Deed Poll.

EXECUTED and delivered as a deed poll in __________________.
Each attorney executing this Deed Poll states that he or she has not received notice of the revocation or suspension of his or her power of attorney.

Signed Sealed and Delivered on behalf of	)
)
AMERICAN EXPRESS CREDIT CORPORATION	)
by its attorney in the presence of:

Signature

Signature	Print Name

Print name Office held

EXHIBIT E
FORM OF OPINION OF
COUNSEL FOR THE BORROWER
________ __, 2011
To the Banks and the Facility
   Agent Referred to Below
c/o	Citisecurities Limited, as Facility Agent
Dear Sirs:
          I am Senior Counsel of American Express Company and have acted as counsel for American Express Credit Corporation, as Borrower (the “Borrower”) in connection with the Subscription Agreement (the “Subscription Agreement”) dated as of August 3, 2011 among the Borrower, Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, as Mandated Lead Arrangers, the Banks party thereto and Citisecurities Limited, as Facility Agent, and the Loan Note Deed Poll and Loan Notes referred to therein. Terms defined in the Subscription Agreement are used herein as therein defined. This opinion is being rendered to you at the request of the Borrower pursuant to Section 3.1(b) of the Subscription Agreement.
          I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
          Upon the basis of the foregoing, I am of the opinion that:
          1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          2. The execution, delivery and performance by the Borrower of the Credit Documents are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation known to me to be applicable to the Borrower or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument known to me to be binding upon the Borrower or result in the creation or imposition of any Lien on any material asset of the Borrower. The Subscription Agreement and the Loan Note Deed Poll has been duly executed and delivered by the Borrower.
          3. The Subscription Agreement and the Loan Note Deed Poll constitute valid and binding agreements of the Borrower, and each Loan Note, if and when issued in accordance with the Credit Documents, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
          4. There is no action, suit or proceeding known to me after due inquiry pending or threatened against or affecting the Borrower or any of the Significant Subsidiaries of the Borrower before any court or arbitration tribunal or any governmental department, administrative agency or instrumentality, which, in the case of actions, suits or proceedings pending or threatened, is likely to, or, in the case of actions, suits or proceedings affecting the Borrower or any of its Significant Subsidiaries, will, materially adversely affect the ability of the Borrower to perform its obligations under the Credit Documents in accordance with their terms.
          The opinion set forth in Paragraph 3 above is subject to the limitation that, as of the date of this opinion, a judgment for money in an action based on the Credit Documents in a Federal or state court into United States ordinarily would be enforced in the United Sates only in United States dollars. The date used to determine the conversion of another currency into United States dollars will depend upon various factors, including which court renders the judgment. With respect to obligations issued in another currency, under Section 27 of the New York Judiciary Law a state court in the State of New York rendering a judgment on the Credit Documents would be required to render such judgment in the other currency and such judgment would be converted into United Sates dollars at the exchange rate prevailing on the date of the entry of the judgment.
          I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the Federal laws of the United States of America. In giving the foregoing opinion, I express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.
Very truly yours,

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EXHIBIT F
FORM OF OPINION OF
MILBANK, TWEED, HADLEY & McCLOY LLP,
SPECIAL NEW YORK COUNSEL FOR THE FACILITY AGENT
________ __, 2011
Each of the Banks party to
   the Subscription Agreement
   referred to below
Citisecurities Limited,
   as facility agent (the “Facility Agent”)
Level 24, Citigroup Centre
2 Park Street
Sydney, NSW, 2000
Australia
Ladies and Gentlemen:
          We have acted as special New York counsel to the Facility Agent in connection with the Subscription Agreement dated as of August 3, 2011 (the “Subscription Agreement”) among American Express Credit Corporation (the “Borrower”), Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, as Mandated Lead Arrangers, the Banks party thereto and the Facility Agent. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Subscription Agreement. This opinion is being delivered pursuant to the Subscription Agreement.
          In rendering the opinions expressed below, we have examined the Subscription Agreement and such other documents as we have deemed necessary as a basis for the opinions expressed below.
          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, and we have assumed that all authorizations, approvals or consents of, and all filings and registrations with, any governmental or regulatory authority or agency required for the making and performance by the Borrower of the Subscription Agreement have been obtained or made and are in effect. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Subscription Agreement. In addition, we have assumed that the conditions set forth in Section 3.1 of the Subscription Agreement (other than the delivery of this opinion letter) have been satisfied.
          In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:
          (i) such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth below as to the Borrower) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;
          (ii) all signatories to such documents have been duly authorized; and
          (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Subscription Agreement constitutes, and each of the Loan Note Deed Poll and Loan Notes, when duly executed and delivered in accordance with the Subscription Agreement (and, in the case of the Loan Notes, in accordance with the Loan Note Deed Poll), will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and subject to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.
          The foregoing opinions are subject to the following comments and qualifications:
          (A) The enforceability of provisions in the Subscription Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
          (B) The enforceability of Section 9.3(c) of the Subscription Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.
          (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New York) that limit the interest, fees or other charges such Bank may impose, (ii) Section 2.18 of the Subscription Agreement, (iii) the last sentence of Section 9.4 of the Subscription Agreement, (iv) the second sentence of Section 9.8 of the Subscription Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to any of the Credit Documents or the transactions contemplated thereby or (v) the waiver of inconvenient forum set forth in the third sentence of Section 9.8 of the Subscription Agreement with respect to proceedings in the United States District Court for the Southern District of New York.
          (D) We wish to point out with reference to obligations stated to be payable in a currency other than U.S. Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into U.S. Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in U.S. Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.
          The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

          This opinion letter is provided to you by us in our capacity as special New York counsel to the Facility Agent pursuant the Subscription Agreement and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Subscription Agreement without, in each instance, our prior written consent.
Very truly yours,
BT/EKM

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
          AGREEMENT dated as of ___, ____ among [NAME OF ASSIGNOR] (the “Assignor”), [NAME OF ASSIGNEE] (the “Assignee”), AMERICAN EXPRESS CREDIT CORPORATION, as borrower (the “Borrower”) and CITISECURITIES LIMITED, as Facility Agent (the “Facility Agent”).
          WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Subscription Agreement dated as of August 3, 2011 among the Borrower, Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, as Mandated Lead Arrangers, the Assignor and the other Banks party thereto, as Banks, and the Facility Agent (the “Subscription Agreement”);
          WHEREAS, as provided under the Subscription Agreement, the Assignor has a Tranche [A][B][C] Commitment to make Tranche [A][B][C] Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed A$_____________;
          WHEREAS, Tranche [A][B][C] Loans made to the Borrower by the Assignor in the aggregate principal amount of A$_________ , U.S.$____________ and NZ$____________ are outstanding at the date hereof; and
          WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Subscription Agreement in respect of a portion of its Tranche [A][B][C] Commitment thereunder in an amount equal to the sum of A$_________ , U.S.$__________ and NZ$____________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Tranche [A][B][C] Loans and Loan Notes and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
          SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Subscription Agreement.
          SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Documents (other than the Loan Notes) to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Documents to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Tranche [A][B][C] Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower and the Facility Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Tranche [A][B][C ] Bank under the Subscription Agreement with a Tranche [A][B][C] Commitment in an amount equal to the Assigned Amount, and (ii) the Tranche [A][B][C] Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Subscription Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor. The Assignor hereby transfers the corresponding Loan Notes to the Assignee.

          SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof with respect to the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Subscription Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
          SECTION 4. Consent of the Borrower and the Facility Agent. This Agreement is conditioned upon the consent of the Borrower and the Facility Agent pursuant to Section 9.6(d) of the Subscription Agreement. The execution of this Agreement by the Borrower and the Facility Agent is evidence of this consent. Pursuant to Section 9.6(d), the Borrower agrees, upon the Assignee’s request, to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.
          SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Subscription Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower. The Assignee represents and warrants to the Borrower that it is, and at the time it acquires Loan Notes will be, carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.
          SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

2

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]
By
Name:
Title:

[NAME OF ASSIGNEE]
By
Name:
Title:

AMERICAN EXPRESS CREDIT CORPORATION
By
Name:
Title:

CITISECURITIES LIMITED, as Facility Agent
By
Name:
Title:

By
Name:
Title:

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EXHIBIT H
FORM OF NOTICE OF BORROWING

To:	Citisecurities Limited Facility Agent

Attention:	Maria Mills / Craig Guyan (Fax: +61 2 8225 5244) Eros Lai / Michelle Chong / Debbie Cheung (Fax: +852 2621 3183/4)

Date:	________ __, 20__

Re:	Subscription Agreement between American Express Credit Corporation (the “Borrower”), Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, as Mandated Lead Arrangers, the Banks parties thereto and Citisecurities Limited, as Facility Agent, dated as of August 3, 2011 (“Subscription Agreement”)
We refer to the above Subscription Agreement. Terms used in this Notice which are defined in the Subscription Agreement have, unless otherwise defined herein, the same meanings as in the Subscription Agreement.
1.	The Borrower gives the Facility Agent irrevocable notice that the Borrower wishes to draw Loans under the Subscription Agreement

(a)	Business Day of Borrowing:	________ __, 20__

(b)	Aggregate amount of such Borrowing:	A$/US$/NZ$________.

(c)	Class of Loans comprising the Borrowing:	Tranche [A][B][C] Loans

(d)	Type of Loans comprising the Borrowing:	[BBR-AUS][BBR-NZ][Euro-Dollar] Loans

(e)	Requested Interest Period:	_____________________
The proceeds of the loan are to be paid to:

Account number:	__________________________________________
Account name:	__________________________________________
Bank:	__________________________________________
Branch:	__________________________________________
BSB:	__________________________________________
The Borrower represents and warrants the following:
a)	the fact that, immediately after such Borrowing, (i) the Total Outstandings will not exceed the Total Commitments and (ii) the Tranche [A][B][C] Outstandings will not exceed the Tranche [A][B][C] Commitments;

b)	the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

c)	the fact that the representations and warranties of the Borrower contained in Sections 4.1 through 4.4(a) and 4.6 through 4.12 in the Subscription Agreement shall be true and correct on and as of the date of such Borrowing as if made on and as of such date.

2.	The current Rating is S&P ____ , Moody’s ____ and Fitch ___.

[Name of person]
authorized officer of
American Express Credit Corporation

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